Annual Report
Creating Value in a Bear Market

2002

Contents

To invest wisely, based on a detailed analysis of our customers’ needs, meeting those needs with a comprehensive range of solutions and identifying the most effective investment choices from them, has from the very outset been Banca Fideuram’s mission.

Managing Director’s Statement

Contents

Consolidated Financial Statements and Notes

Introduction

AUM

(excluding Banca Sanpaolo Invest)

Assets under management (AUM)

(in billions of euros)

	2002	2001	change %
Mutual funds	12.8	16.3	-21
Private banking	11.6	14.7	-21
Insurance / Pension fund	8.8	6.5	+36
Securities / Current accounts	13.5	11.2	+21
	46.7	48.7	-4

Net Inflows and Network

(excluding Banca Sanpaolo Invest)

Net inflows

(in billions of euros)

	2002	2001	change %
Mutual funds	(2.0)	(7.0)	+72
Private banking	(1.4)	6.5	-121
Insurance / Pension Funds	2.5	0.9	+178
Securities / Current accounts	3.2	3.3	-3
	2.3	3.7	-37

Network

	2002	2001	change %
Private bankers	3,520	3,795	-7

Highlights

(excluding Banca Sanpaolo Invest)

Financial highlights

(consolidated figures in millions of euros)

	2002	2001	change %
Net commissions	444.6	495.3	-10
Total net interest and net revenues	542.1	579.0	-6
Administative costs and depreciation of assets	(319.9)	(302.5)	+6
Income from operating activities	147.1	226.8	-35
Net income	145.4	225.9	-36

E.V.A. (euro m.)	77.6	151.5	-49
R.o.E. (%)	16.0	25.5	-37
Cost income ratio (%)	59.0	52.2	+13

MANAGING DIRECTOR’S STATEMENT

CREATING VALUE IN A BEAR MARKET

If 2001 could be described as the financial industry’s annus horribilis, an appropriately bleaker description has yet to be found for 2002.

The global stock market index (in USD) was down 45% at the end of 2002, while the NASDAQ was down almost 75% on the highs of Spring 2000.

The markets have not seen three consecutive years of share price deflation since the thirties. It has been estimated that 36% of European fund managers made a loss in 2002, a figure that was 20% the year before. Pension funds had a deficit of USD 2,500 billion, resulting from a fall in the value of stock assets and an increase in liabilities due to increasing longevity. The international insurance industry is trapped in a situation where it is has to sell shares to respect its solvency coefficients and in so doing depresses share prices and feeds the downward pressures on the market.

The “feeling” in the financial market is one of deep pessimism. Every piece of news is seen in the negative light typical of a bear market. This mood of doom and gloom is the mirror image of the giddy euphoria of the late nineties when observers were theorising about a “new paradigm” in which cycles were a thing of the past and the economy had embarked on uninterrupted growth. Today the “apocalyptics” are centre stage with their predictions of endless slumps.

But today’s pessimism is just as absurd as yesterday’s euphoria.

There are unquestionably serious political and economic problems. The recovery will be slow and uncertain, and it is easy to predict the exit of the weakest operators on the market as well as more intense processes of concentration.

But it makes no sense to project a scenario of indefinite recession.

Authoritative fund industry analysts are predicting annual growth rates in the region of 7-8% for the next 3-5 years, approximately half the levels of the nineties, but nonetheless rates indicative of growth, not contraction.

The problem facing us in this situation has been to develop and implement a strategy suitable for creating value even during hostile market conditions.

Which is precisely what we did in 2002 and have developed further in our 2003 plan.

2002: RESULTS AND GROWTH OF THE FIDEURAM GROUP

2002 saw Banca Fideuram engaged in vigorously combating the unfavourable economic situation while simultaneously acquiring Banca Sanpaolo Invest - a move that brought us an unprecedented increase in size.

Banca Fideuram’s strong performance in the third year of this bear market can be seen by comparing the 2002 plan’s two main targets with the results obtained:

•        total net inflows were positive to the tune of € 2.3 billion, 23% below their € 3 billion target;

•        new life insurance premium inflows totalled € 2.1 billion, which was, conversely, 40% over their € 1.5 billion target; Fideuram Vita’s inflows from premiums increased 130% in 2002, when the market average was just 24%.

In short, whereas market friction slowed our overall capacity to generate inflows, it was nevertheless unable to prevent us from being exceptionally successful in reorientating our marketing activities towards the life insurance and pensions sector, which has and will continue to be the cornerstone of our strategy for creating value in bear market conditions.

Life insurance is indeed both the most suitable tool, from a corporate standpoint, for pursuing our strategic objective of increasing duration of income through longer customer contracts and, from a customer standpoint, for investing in line with private investors’ growing needs for pension provision and financial planning.

Net technical reserves increased approximately 13% as a percentage of total assets under management to approximately 19% during 2002.

Net consolidated profit reflected the impact of the market, falling from € 226 million to € 184 million (-19%) before extraordinary items. The main ordinary factor underlying this fall in profit was lower commission income (- € 50.7 million) mainly due to the fall in the total for mutual funds and asset management funds, which was in itself mainly due to the negative performance (-11%) of assets under management.

Extraordinary items include the write-down of over € 45 million goodwill regarding Fideuram Wargny, in addition to ordinary amortisation totalling € 8 million. The residual goodwill now totals € 20 million. The reduction in the value of the French subsidiary, which is still largely a broker and has seen its revenues fall in line with the trend for its sector, meets the criteria of prudent valuation that represent the abc of sound financial management and reflects the strength of the Fideuram Group. Indeed, strong and healthy companies don’t hesitate to write down their assets when they consider it right. It is weak companies that feel unable to do so.

The reasons behind extending our business in France remain valid, notwithstanding the particularly difficult economic situation. Fideuram Wargny’s growth plans are, of course, being adapted to the new situation.

At the same time, as stated, 2002 was also the year in which we acquired Banca Sanpaolo Invest, the fourth largest network of private bankers in Italy. This transaction increased the Fideuram Group’s distribution capacity by over 25%.

The Banca Sanpaolo Invest acquisition has been designed to confer two major strategic benefits:

•        where revenues are concerned, it enables us to maintain an independent network while simultaneously strengthening it through the input of Fideuram’s tried and tested marketing management techniques, products and services.

•        where costs are concerned, the use of a single product and processing platform enables significant economies of scale to be achieved.

THE 2003 PLAN

Aware that our business is highly cyclical, the continuation of the bear market has seen us gradually adapt our strategy, shifting to profitability targets and away from the growth targets consistent with the previous market phase.

An effective strategy during the phases of a bull market is to position oneself for the growth of assets under management with the aim of maximising inflows, aware that the market itself will lead customer investments towards those products offering the greatest returns. The key variable in these phases is therefore recruitment. Such a strategy was successfully deployed in the Banca Fideuram 1999-2001 three-year growth plan. The mobility of financial assets falls significantly during a bear market and the market in particular no longer orientates itself automatically towards investments that are also remunerative for our company. Continuing to aim for growth in size and recruitment would be economically unviable. We therefore need to concentrate directly on optimising the profitability of inflows during the phases of a bear market, which means focusing on our product mix, defending prices and containing costs.

The 2003 plan has been conceived in line with this vision to engineer revenue growth (and its greater duration) through a new configuration of management by objectives for both the Fideuram and Banca Sanpaolo Invest networks focused on a “Quality Inflow” target.

Quality Inflow is a simplified indicator reflecting the “added value of new business”, which in its turn measures the contribution of the year’s business to any change in the company’s embedded value.

The 2003 Quality Inflow target equates to an “added value of new production” in the region of € 230-270 million. This is a highly-ambitious target.

To achieve it we will have to concentrate our marketing efforts on managed savings and unit-linked policies in particular.

Being able to guide customers towards useful forms of savings without forcing their risk tolerance, proposing managed products with the greatest professional rigour, is in every respect to provide excellent service.

To this end Banca Fideuram has completely updated its product range and marketing approach (starting with Financial Planning) to offer maximum flexibility.

Where costs are concerned, we have not so far considered it necessary to make any cuts for the simple reason that our policy has always been geared towards cost control, even during the most buoyant market periods. During the decade 1992-2002 our employees (who account for 45% of operating costs) increased exclusively following the acquisitions that gradually accompanied our steady business growth, as summarised in the table below.

Human resources and business volumes

(excluding the Fideuram Wargny Group and Banca Sanpaolo Invest)

	1992	2002	change %
Original Fideuram Group staff numbers (1)	1,192	1,193	—
Staff from subsequent acquisitions (2)	—	345	n.s.
Assets under Management (euro bn.)	14.5	46.7	+222
No. Current Accounts	84,635	350,328	+314
No. work administrative tasks	399,000	4,211,115	+955

(1)               Banca Fideuram excluding ex-Imitec and ex Imigest resources, Fideuram Assicurazioni, Fideuram Fondi, Fideuram Fiduciaria, Studi Finanziari, Fideuram S.I.M. and Agass

(2)               Fideuram Gestioni Patrimoniali, Fideuram Capital, Fideuram Bank Luxembourg, Fideuram Gestions, Fideuram Bank Suisse, ex-Imitec resources, ex-Imigest resources and Fideuram Asset Management (Ireland)

Within this context and without affecting the continuity of our traditional cost containment policy, the 2003 plan, as stated, entrusts the achievement of efficiency in the medium term to the economies of scale that can be obtained by providing the distribution network with an integrated industrial platform for the production of services, the processing and dissemination of information and the performance of administrative activities.

Notwithstanding the above, we have naturally also drawn up and constantly update standby cost reduction plans that can be implemented whenever the scenario requires.

Lastly, 2003 will see us continuing to invest in quality of service, paying special attention to the development of Asset Management, which will benefit from the completion of the reorganisation that we embarked on last year, including targeted company operations.

FLEXIBILITY AS A KEY TO CREATING VALUE

Ours is a cyclical business, something that cannot substantially be changed. Continuity in the creation of value therefore requires something “special” in the way of flexibility.

This something “special” is structural in our business system since the remuneration system for our private bankers and central management has a strong element of variability, enabling it to be tailored to a considerable degree. We need to ensure this structural variability is maintained, since our future growth depends on it.

Another element in our flexibility comes from our employees’ ability to achieve constantly increasing productivity, as testified to by the figures in the table above. We are asking them to make further efforts in this direction and the trade unions and companies in the Fideuram Group must be credited with having contributed towards creating a pragmatic and effective system of industrial relations.

At the same time, flexibility also takes the form of an ability to adapt strategies to changes in the market and we are convinced that we have worked effectively in this area, increasing our company’s ability to react to the severity of the market crisis.

While the list of networks and bank-networks offered for sale or undergoing restructuring continues to grow, the Fideuram Group stands out with a higher profile than ever thanks to its stability, strategic clarity and ability to deliver.

This achievement has been built on the commitment of the Fideuram Group’s central and network managers, our private bankers and indeed all our staff. We owe each and every one of them our thanks and gratitude.

Board of Directors

Mario Prati*		Chairman
Franca Cirri Fignagnani*		Deputy Chairman
Ugo Ruffolo*		Managing Director
Carlo Giuseppe Angelini*		Director
Italo Cacopardi*		Director
Giorgio Forti		Director
Giampietro Nattino		Director

* Members of the Executive Committee
Giovanni Campanini		Secretary of the Board of Directros

Board of Auditors

Mario Paolillo		Chairman
Vito Codacci-Pisanelli		Statutory Auditor
Gian Paolo Grimaldi		Statutory Auditor

General Management

Ugo Ruffolo		General Manager
Mario Cuccia		Joint General Manager
Claudio Sozzini		Deputy General Manager

Auditing Company

PricewaterhouseCoopers S.p.A.

Structure of the Group

Banca Fideuram

Italy

- Banca Sanpaolo Invest **100%**
- Fideuram Capital Sim **100%**
- Fideuram Fiduciaria **100%**
- Fideuram Fondi Sgr **99.25%**
- Fideuram Gestioni Patrimoniali Sim **100%**

- Fideuram Assicurazioni **100%**
- Fideuram Vita **99.78%**

Luxembourg

- Fideuram Bank (Lux) **99.99%**
- Fideuram Gestions **99.99%**

France

- Banque Privée Fideuram Wargny **94.82%**
- Fideuram Wargny Active Broker **94.82%**
- Fideuram Wargny Gestion **94.76%**
- Financière Fideuram **94.95%**
- Sogesmar **94.35%**
- Fideuram Wargny Gestion Sam **94.78%**
- W.D.W. **94.56%**

Switzerland

- Fideuram Bank (Suisse) **99.95%**

Ireland

- Fideuram Asset Management (Ireland) **100%**
- Sanpaolo Invest (Ireland) **100%**

Holdings consolidated on a line-by-line basis

Holdings consolidated using the equity method

The percentage shown refers to the total stake held by Banca Fideuram (both directly and indirectly).
The holdings are listed in alphabetical order.

Managed savings environment

Assets (source Bank of Italy)

(in billions of euros)

	2001	2000	1999	1998	1997
Household financial assets in Italy (HFA)	2,575	2,739	2,609	2,261	2,006
Managed savings (MS)	911	887	849	691	477
• Mutual funds	404	450	475	372	190
• Private banking	410	392	370	281	194
• Life insurance technical reserves	192	167	138	106	85
• Pension funds	79	78	73	56	52
• Adjustments	(175)	(200)	(207)	(124)	(44)
MS as % of HFA	35%	32%	33%	31%	24%

Flows (source Bank of Italy)

(in billions of euros)

	2001	2000	1999	1998	1997
Household financial assets in Italy (HFA)	144	122	113	78	90
Managed savings (MS)	37	30	69	193	102
• Mutual funds	(20)	(7)	61	162	73
• Private banking	27	33	54	75	44
• Life insurance technical reserves	25	29	32	21	18
• Pension funds	2	3	5	3	3
• Adjustments	3	(28)	(83)	(68)	(36)
MS as % of HFA	26%	25%	61%	248%	113%

Key ratios

	2002	2001	2000	1999	1998
Net inflows (euro m.)	2,339	3,671	7,656	6,225	4,306
Assets under management (euro m.)	46,729	48,662	49,497	43,499	32,166
Net income (euro m.)	145.4	225.9	223.7	157.9	152.2
Net income per share (euro)	0.1483	0.2484	0.2460	0.1736	0.1674
Dividend (euro)	0.16	0.23	0.14	0.09	0.09
R.o.E. (%)	16.0	25.5	29.5	23.4	25.9
EVA (euro m.)	77.6	151.5	163.8	108.9	99.7
Cost / income ratio (%)	59.0	52.2	47.9	53.5	48.4
Payroll / Total net interest and net revenues (%)	23.6	20.7	20.8	22.4	19.4
Net income / average Assets under management (%)	0.30	0.46	0.48	0.42	0.53
National market share AUM (%)	n.a.	1.98	1.83	1.70	1.42
Shareholders’ equity (euro m.)	999.6	1,047.3	948.4	791.3	713.3
Total consolidated Balance sheet assets (euro m.)	14,897.4	12,641.1	10,925.5	9,753.3	8,449.5
Total assets of insurance companies (euro m.)	8,707.1	6,453.9	5,620.1	4,983.9	4,409.7
Private bankers (no.)	3,520	3,795	3,782	3,509	3,168
Employees (no.)	1,785	1,771	1,715	1,417	1,221
Private banker’s offices (no.)	98	99	97	100	102
Branches (no.)	87	82	74	63	57

Rating (Standard & Poor’s)	long term: A+	short term: A-1	outlook: stable

All ratios, except total consolidated balance sheet assets and shareholder’s equity, don’t include Banca Sanpaolo Invest.

Some former ratios have been changed after the late reclassification in the statement of income.

n.a. = not available

Glossary

Net inflows: gross inflows net of repayments.

Assets under management: this item comprises two subitems: (a) managed savings and (b) not managed savings.

(a) Managed savings includes the assets under management of mutual funds, the equities of pension funds, private banking and the technical reserves of life insurance activities.

(b) Not managed savings includes securities deposited with the bank (excluding units in the Group’s mutual funds), the technical reserves of P&C insurance activities and current accounts balances.

R.o.E.: the ratio between net income and average of shareholders’ equity at the beginning and at the end of the period.

EVA™(Economic Value Added): is determined by deducting from net earnings the return expected by shareholders on consolidated shareholders’ equity (cost of capital). Such expected return reflects the net yield on 12 months Bot issued at the start of the year, uplifted by a premium for market risk which is assumed to be constant at 4.5 percentage points over the periods interested.

Cost / income ratio: operating costs/total net interest and net revenues. Operating costs comprise administrative expenses plus the depreciation of tangible and intangible assets, excluding the amortisation of goodwill.

Shareholders’ equity: the sum of share capital, all reserves, negative consolidation differences and net income.

Private bankers: professionals in the italian national register of financial advisers. The number includes insurance consultants (in training).

Branches: unit with banking facilities of Banca Fideuram only.

Banca Fideuram Share Information

	2002	2001	2000	1999	1998	1997	1996	1995
Share price
• period end (euros)	4.480	9.006	14.860	11.890	6.096	4.058	1.713	0.946
• maximum (euros)	9.555	15.752	20.050	11.890	7.156	4.129	1.960	1.047
• minimum (euros)	3.504	5.025	9.957	4.691	3.165	1.676	0.920	0.850
Market capitalisation (euro m.)	4,392	8,189	13,512	10,811	5,543	3,690	1,557	860
Price / Net income per share	30.2	36.2	60.4	68.7	36.4	34.3	20.0	14.8
Price / Book value	4.4	7.8	14.2	13.7	7.8	6.0	2.9	1.8

Share price performance

[Contents]

CONSOLIDATED FINANCIAL STATEMENTS AND NOTES

• Consolidated Balance sheet (reclassified)
• Consolidated Statement of income (reclassified)

Main results and strategies
• Banca Fideuram Group results
• Banca Sanpaolo Invest results
• Banca Fideuram and Banca Sanpaolo Invest integration plan
• Restructuring of the Group’s investment services
• The 2003 plan

Operating results
• Assets and inflows
• Life insurance
• Embedded value and embedded value earnings of life insurance, mutual funds and private banking businesses

Financial results
• Consolidation area
• Analysis of the Statement of income
• Asset and liability management
• Consolidated shareholders’ equity
• Reconciliation of the parent company’s shareholders’ equity and results with those of the Group
• Consolidated Balance sheet and Statement of income including the Balance sheet and Statement of income of the Group’s insurance companies consolidated on a line-by-line basis

Human resources, products and services
• Private bankers and employees
• Fideuram online
• Research and development products and activities
• Systems and information management

Expansion abroad
• Activities abroad

Supplementary information
• Internal Audit
• Subsequent events and business outlook for the current year

CONSOLIDATED FINANCIAL STATEMENTS
• Balance sheet
• Statement of income
• Notes to the consolidated financial statements
• Statement of consolidated cash flows

INDEPENDENT AUDITORS’ REPORT

CONSOLIDATED FINANCIAL STATEMENTS AND NOTES

2002

Consolidated balance sheet

(Reclassified)

	31.12.2002*	31.12.2001	change
	(euro m.)	(euro m.)	(euro m.)%
ASSETS
Cash and deposits with central banks	18.0	29.3	(11.3)	39
Loans :
• loans to customers	578.4	484.8	93.6	19
• due from banks	3,261.7	3,389.1	(127.4)	4
Dealing securities	1,279.2	1,302.9	(23.7)	2
Fixed assets :
• Investment securities	19.8	25.5	(5.7)	22
• Equity investments	385.6	301.1	84.5	28
• Intangible and tangible fixed assets	105.4	90.7	14.7	16
Goodwill arising on consolidation and application of the equity method	23.8	81.4	(57.6)	71
Other assets	518.4	482.4	36.0	7
Total assets	6,190.3	6,187.2	3.1	—

LIABILITIES AND SHAREHOLDERS’ EQUITY
Payables :
• due to customers	3,897.9	3,560.2	337.7	9
• due to banks	241.4	506.9	(265.5)	52
• securities issued	3.1	3.4	(0.3)	9
Provisions	249.8	162.2	87.6	54
Other liabilities	595.7	703.1	(107.4)	15
Subordinated liabilities	200.5	200.5	—	—
Minority interests	2.3	3.6	(1.3)	36
Shareholders’ equity:
• Share capital	254.9	236.4	18.5	8
• Reserve for own shares**	332.4	400.0	(67.6)	17
• Other reserves	253.6	183.7	69.9	38
• Negative goodwill upon consolidation and application of the equity method	13.0	1.3	11.7	n.s.
• Net income	145.7	225.9	(80.2)	35
Total liabilities and shareholders’ equity	6,190.3	6,187.2	3.1	—

*            Including Banca Sanpaolo Invest

**     The reserve is net of own shares held by the parent bank for an amount of 67.6 million euros.

n.s. = not significant

All percent changes are expressed with neutral sign.

Consolidated statement of income

(Reclassified)

	2002	of which Q4 SPI	2002 excluding SPI	2001	change % 2001 vs 2002 excluding SPI
	(euro m.)	(euro m.)	(euro m.)	(euro m.)
Interest income and similar revenues	177.5	3.9	173.6	222.6	22
Interest expense and similar charges	(116.8)	(1.9)	(114.9)	(157.5)	27
Net dealing profits	(9.7)	—	(9.7)	10.7	191
Net interest income	51.0	2.0	49.0	75.8	35
Net commission income	456.4	11.8	444.6	495.3	10
Income from investments carried at equity	48.5	—	48.5	7.9	n.s.
Total net interest and net revenues	555.9	13.8	542.1	579.0	6
Administrative costs:	(296.2)	(10.3)	(285.9)	(272.5)	5
• payroll costs	(131.2)	(3.0)	(128.2)	(119.6)	7
• other administrative costs	(143.6)	(6.3)	(137.3)	(133.9)	3
• indirect taxes	(21.4)	(1.0)	(20.4)	(19.0)	7
Other operating income, net	23.2	0.7	22.5	23.3	3
Depreciation	(35.8)	(1.8)	(34.0)	(30.0)	13
Operating income	247.1	2.4	244.7	299.8	18
Adjustments:
• on goodwill	(57.6)	—	(57.6)	(24.6)	134
• to loans and provisions for guarantees and commitments	(3.3)	—	(3.3)	(3.8)	13
• to financial fixed assets	(0.3)	—	(0.3)	—	—
Write-backs of loans and provisions for guarantees and commitments	1.1	—	1.1	1.0	10
Write-backs of financial fixed assets	—	—	—	0.2	100
Provisions for risks and charges	(43.4)	(5.9)	(37.5)	(45.8)	18
Income before extraordinary items	143.6	(3.5)	147.1	226.8	35
Net extraordinary income	18.8	1.4	17.4	10.4	67
Income before taxes and minority interests	162.4	(2.1)	164.5	237.2	31
Income taxes	(17.6)	2.4	(20.0)	(11.1)	80
Net income attributable to minority interests	0.9	—	0.9	(0.2)	n.s.
Net income	145.7	0.3	145.4	225.9	36

The newly acquired Banca Sanpaolo Invest (SPI) and its subsidiary Sanpaolo Invest Ireland are consolidated on a line-by-line basis in the official consolidated statement of income (first column).

MAIN RESULTS AND STRATEGIES

BANCA FIDEURAM GROUP RESULTS

This report presents the Banca Fideuram Group results for 2002, which were first analysed in the quarterly report as at 31.12.2002.

The 2002 financial year proved to be a landmark for Banca Fideuram in terms both of our growth in size and the rationalisation of our ownership structure. These important developments included the outright acquisition of Banca Sanpaolo Invest and changes to the holdings in our foreign subsidiaries which will continue in 2003 in Italy as well.

Banca Fideuram was able to maintain its position effectively despite a third consecutive year of negative market trends, achieving positive net inflows and actually increasing its market share in certain sectors, such as life insurance.

The financial results saw profitability that had held up more than well being substantially offset by a write-down of our French subsidiaries.

In order to enable a straight comparison with 2001, the results have been analysed without taking into account the effects of Banca Sanpaolo Invest’s contribution, considering the latter’s impact on profits and operating results in a separate section.

Net inflows were positive to the tune of 2.3 billion euros in 2002 (3.7 billion in 2001). Financial market trends and our customers’ desire for security led inflows to be concentrated in non-discretionary savings (securities, repurchase agreements and current accounts) with the important exception of investments in life insurance.

Assets under management totalled 46.7 billion euros as at 31.12.2002, 4% down on the figure as at 31.12.2001 (48.7 billion). The change in assets under management during the financial year was the result of net inflows that were positive to the tune of 2.3 billion euros, as stated, countered by a negative performance effect totalling 4.3 billion euros.

At the end of December, the Network numbered 3,442 private bankers and 78 insurance consultants, making a total of 3,520 (compared to a total of 3,795 as at 31.12.2001).

Staff numbers totalled 1,785 employees (1,771 as at 31.12.2001), including 247 Fideuram Wargny employees (221 as at 31.12.2001). Bank branches and private bankers’ offices totalled 87 and 98 respectively at the end of the financial year (compared to 82 and 99 as at 31.12.2001).

Net income totalled 145.4 million euros (225.9 million in 2001). The contribution of Banca Sanpaolo Invest, acquired in October 2002, was limited to the last quarter, when it increased consolidated net income by 0.3 million euros.

Comparing the financial result for 2002 with that for 2001 shows that the Fideuram Wargny Group’s contribution was negative to the tune of 53.9 million. This comprised a 45.4 million euro write-down in goodwill arising on consolidation regarding the French subsidiaries, which was carried out to reflect negative market trends and a more prudent valuation of the future income prospects of their brokerage activities, together with 8.2 million euros in ordinary amortisation of goodwill.

The main changes in the statement of income compared to the previous year can be summarised as follows:

•        total net interest and net revenues fell 36.9 million euros (-6%) as the balance of a fall of 26.8 million in net interest income (-35%) and of 50.7 million in net commission income (-10%) plus 40.6 million growth in income from investments carried at equity (+514%);

•        a 55.1 million euro fall (-18%) in operating income as a result of lower total net interest and net revenues and a rise of 13.4 million euros (+5%) in administrative costs and 4 million in depreciation and amortisation (+13%);

•        a 79.7 million euro fall (-35%) in income before extraordinary items;

•        an 8.9 million euro rise in income taxes (+80%);

•        an 80.5 million euro fall in net income (-36%).

BANCA SANPAOLO INVEST RESULTS

The Shareholders’ Meeting approved the acquisition of Banca Sanpaolo Invest on 29.7.2002. The transaction saw Sanpaolo IMI transfer Banca Sanpaolo Invest to Banca Fideuram in exchange for an increase in Sanpaolo IMI’s holding in Banca Fideuram’s share capital from 71% to 73%. Just over 71 million new Banca Fideuram shares were issued with entitlement as of 1 January. The deed of assignment was signed in early October and the accounting effects of the consolidation where income was concerned only regarded the last quarter of the financial year.

2002 was a year of vigorous change for Banca Sanpaolo Invest. Having started the year with a significant number of private bankers leaving the network, the acquisition by Banca Fideuram paved the way for a relaunch that is expected to get underway from as early as 2003.

Banca Sanpaolo Invest ended the 2002 financial year with negative net inflows of 283 million euros. Managed savings, which had a negative balance of 316 million euros, included a positive flow of 387 million euros in the private banking sector, while mutual funds suffered more severely from the crisis in the financial markets with negative net inflows of 816 million euros. Insurance had positive net inflows of 112 million euros, 34 million of which came from unit-linked policies.

Managed savings had positive net inflows totalling approximately 33 million euros as the balance of 61 million positive inflows from securities and 28 million negative inflows from current accounts.

Assets under management totalled 8,155 million euros as at 31.12.2002 (9,614 million at the end of 2001) and consisted of approximately 31% funds, 29% private banking and 24% insurance, while the remainder consisted of securities and current accounts. The Banca Sanpaolo Invest Network comprised 1,234 private bankers as at 31.12.2002 (1,493 as at 31.12.2001).

Banca Sanpaolo Invest’s net income for 2002 was 5.1 million euros. In particular:

•        net interest income, totalling 11.2 million euros (10.5 million in 2001), remained largely stable;

•        net commission income, amounting to 42.4 million euros (65.5 million in 2001), was down as a result of the fall in assets under management and lower dealing levels due to negative financial market trends, while dividends from subsidiary Sanpaolo Life increased, rising from 0.2 to 2.5 million euros;

•        operating costs fell from 49.3 to 47.2 million euros;

•        provisions for risks and charges totalling 27.8 million euros were set aside, almost all of which was absorbed by use of the provision for general banking risks in order to bring the bank into line with Banca Fideuram’s accounting policies regarding incentives and advance commission for the Network.

BANCA FIDEURAM AND BANCA SANPAOLO INVEST INTEGRATION PLAN

The integration of Banca Sanpaolo Invest, which formed the basis of the acquisition, will be one of our core activities in 2003. Its aim will be to relaunch the company while maintaining the continuity of the Sanpaolo Invest brand and simultaneously achieving economies of scale through the use of shared product and process infrastructures.

The plan will see the Banca Sanpaolo Invest “banking” arm absorbed in Banca Fideuram although the SPI network of private bankers continues to maintain its own separate identity. In particular:

•        Banca Sanpaolo Invest will be reconfigured as a stockbrokers that has its own governance and management structures as well as its own network of private bankers;

•        a single banking organisation will be maintained to serve the customers of both networks (Banca Fideuram and Sanpaolo Invest); the same banking platform will be used as that currently deployed by Banca Fideuram due to its completeness, reliability and efficiency;

•        Banca Fideuram will activate a common information technology, back office, logistics and product development and management infrastructure for both companies; Sanpaolo Invest will also benefit from its Parent company’s auditing, legal, personnel, administrative and accounting services through outsourcing contracts.

Sanpaolo Invest’s staff - which will consist exclusively of marketing, governance and management structures for its network of private bankers - will number approximately 60 employees, while the remaining personnel (approximately 140 people) will be absorbed in Banca Fideuram.

The legal process for achieving this integration will be the partial splitting of Banca Sanpaolo Invest, transferring the company’s banking arm to its Parent company.

As a result of this operation, Banca Sanpaolo Invest’s “banking” assets and liabilities will be transferred to Banca Fideuram, while Sanpaolo Invest will solely retain its “non-banking” assets and liabilities, consequently losing its status as a bank and becoming a stockbrokers.

The transaction, which is subject to approval by the Bank of Italy, will be submitted to the Shareholders’ Meeting called to approve the 2002 financial statements and the operation could take legal effect from 1 July 2003.

RESTRUCTURING OF THE GROUP’S INVESTMENT SERVICES

The following Fideuram Group companies have been authorised to provide investment services in Italy to date:

•        Fideuram Capital S.I.M.: taking and giving orders, and management of individual investment portfolios on behalf of third parties in addition to consultancy on investments in financial instruments;

•        Fideuram Gestioni Patrimoniali S.I.M.: management of individual investment portfolios on behalf of third parties;

•        Banca Fideuram: all investment services; as well as Banca Sanpaolo Invest: placement, taking and giving orders.

The Group’s mutual fund savings services are provided in Italy by Fideuram Fondi SGR.

Banca Fideuram considers that it would be more appropriate and rational to split the Group’s investment services differently, developing and launching a programme to transfer:

•        investment consultancy from Fideuram Capital S.I.M. to Fideuram Fondi SGR with the management of individual investment portfolios on behalf of third parties;

•        management of individual investment portfolios from Fideuram Gestioni Patrimoniali S.I.M. to Fideuram Fondi SGR;

•        taking and giving of orders from Fideuram Capital S.I.M. to Banca Fideuram.

The programme has the following organisational objectives:

•        concentrating the Group’s consultancy and individual investment portfolio and mutual fund management services in Fideuram Fondi SGR brings all the different phases in the process for arriving at and implementing investment decisions concerning our Italian funds and individual portfolio management in a single mutual fund and individual portfolio management company, in line with the organisational model that is most widely adopted by managers;

•        Fideuram Fondi SGR’s provision of consultancy services to Fideuram Vita and the managers of the Group’s foreign “funds” makes Fideuram Fondi SGR the driver of the Group’s investment strategies;

•        the convergence of Fideuram Capital S.I.M.’s activities regarding the taking and giving of orders in Banca Fideuram brings the entire Group’s retail and institutional provision of this service into the Parent Company.

From a legal standpoint, this reorganisation will take place in three phases through the following transactions:

•        the sale of Fideuram Capital S.I.M.’s entire individual portfolio management and consultancy division to Fideuram Fondi SGR;

•        the merger of Fideuram Gestioni Patrimoniali S.I.M. with Fideuram Fondi SGR;

•        the merger of Fideuram Capital S.I.M. with Banca Fideuram.

Phase one has already been completed, with Fideuram Fondi acquiring Fideuram Capital’s consultancy “arm” on 26.2. The price of the transaction, which had effect from 1.3.2003, was 10 million euros, corresponding to the goodwill in the division sold minus the net liabilities transferred (totalling 2,668,633.72 euros as at 31.12.2002) and was supported by PricewaterhouseCoopers’ opinion that the criteria used to determine the price and the price itself were both reasonable.

Where phase two is concerned, the Shareholders’ meetings of Fideuram Gestioni Patrimoniali and Fideuram Fondi will soon take place and pass a resolution regarding the merger of the former with the latter. Since Banca Fideuram owns the merging company and the merged company with holdings of 99.25% and 100% respectively, the merging company will need to increase its share capital in line with the share swap ratio. This will increase Fideuram Fondi’s share capital by 8,616,839 euros, taking it from 17,233,161 euros to 25,850,000 euros through the issue of 16,667 shares with a par value 517 euros. The Bank’s holding in Fideuram Fondi will thus rise to 99.50%. Fideuram Fondi will change its company name to Fideuram Investimenti SGR with effect from the merger.

Phase three is under way and Banca Fideuram has called an Extraordinary Shareholders’ Meeting to pass a resolution regarding the merger of subsidiary Fideuram Capital.

THE 2003 PLAN

The extremely uncertain financial market conditions led us to rule out launching a medium term plan in 2003 and to limit our planning horizon to the current year. This was principally to avoid the risk of having substantial provisions set aside for incentives linked to targets that could only be set in a largely random manner.

The 2003 plan adopts an innovative approach both to revenue and cost management.

Regarding revenues, our marketing policy has been further orientated to the continuation of the bear market. In particular, the system of management by objectives that guides the Fideuram and Sanpaolo Invest Networks has been focused on creating value, and the latter has been quantified through the introduction of a new parameter, Quality Inflow, indicating the embedded value of new business. This choice has been designed to concentrate our marketing efforts on managed savings products.

On the cost management front and going beyond traditional cost containment measures, the initiative with the broadest strategic scope is centred on the integration of Banca Sanpaolo Invest, which will make it possible to exploit greater operating leverage by placing the product and processing infrastructure (suitably adapted) that currently serves the Fideuram Network at the service of the Sanpaolo Invest Network as well.

Strengthening our incentives, we have also developed a stock option plan for the Fideuram and Sanpaolo Invest Networks as well as all Group company senior managers, the main features of which can be summarised as follows:

•        the plan assigns stock options regarding the Bank’s own shares in the ratio one share per option for shares that were bought in accordance with the authorisation conferred by the resolution passed at the Shareholders’ Meeting of 27.4.2001 and extended on 27.4.2002; our estimates have led the number of own shares earmarked for the plan to be set, as a prudential measure, at 15 million;

•        the exercise price of the option has been set at €5.30 for all participants, which is the arithmetic mean of the Banca Fideuram share’s “official” stock exchange price during the market trading days of the month prior to the plan’s approval by the Board of Directors;

•        the number of options assigned to each participant has been linked to the monetary bonus provided for in the 2003 incentive plan as follows;

•        private bankers in the Fideuram and Sanpaolo Invest Networks with the highest managerial duties and member’s of the Bank’s Senior Management have been assigned a number of options that when multiplied by the exercise price equals 50% of the value of the bonus;

•        other private bankers of the Bank and Banca Sanpaolo Invest as well as other senior managers of the Bank and its Subsidiaries have been assigned a number of options that when multiplied by the exercise price equals 35% of the value of the bonus;

•        all participants shall be entitled to exercise their stock options between 1.6.2004 and 23.12.2004 upon condition that they have:

•        achieved the individual targets required to receive their 2003 cash bonus;

•        are in the company/network upon the exercise date of the options;

•        no loans or other facilities are taken out by participants to buy the shares.

The stock option plan itself is set out below.

1. Preliminary Statement

2. Purpose of the Plan

3. Description of the Plan

4. Participants

5. Options assigned

6. Purchase price

7. Adjustment of Purchase Price

8. Stock to be delivered

9. Terms and conditions of the Options

1. Preliminary Statement

The 2003 stock option plan (referred to as the “Plan” hereinafter) for the management and private bankers of the Banca Fideuram Group (also referred to as the “Group” hereinafter), which provides for the assignment of ordinary shares in Banca Fideuram S.p.A. (also referred to as the “Company” hereinafter), is a central element in the 2003 incentive plan for Management and Private Bankers.

The Plan creates a culture that is strongly orientated towards creating value for shareholders, establishing a clear relationship between the total economic return that critical-impact senior management and private bankers are able to achieve regarding the Company’s success and results, and the appreciation of its share price on the market, which is to say the value created for shareholders.

2. Purpose of the Plan

The provisions of the Plan govern its administration and comply with the resolution of the shareholders’ meeting of the Company held on 27.4.2001 and its subsequent extension.

The clauses of the Plan may not be considered in isolation from one another.

The Plan has been formulated taking Italy’s current social security and tax regulations into account, together with all other relevant regulations. Should changes to these regulations or to their interpretation or application cause implementation of the Plan to result in greater tax, social security or other expenses to the Company, the Plan may be changed or cancelled in any part that has not at that stage been executed without the participants having any entitlement to any Options assigned but not yet exercisable.

3. Description of the Plan

The plan provides for each of the Participants being assigned entitlements to purchase (hereinafter also referred to as “Options”) ordinary shares in Banca Fideuram S.p.A. (hereinafter also referred to as “shares”), held by the Company. The date of assignment of the Options shall be the date specified in point 8, when the Board of Directors approved the options offer.

The entitlement to exercise the Options shall terminate on the 23.12.2004 (hereinafter referred to as the “Option Exercise Final Maturity”).

The Participants shall exercise the Options exclusively during the exercise period provided for, as specified in article 9 below.

4. Participants

The Participants in the plan shall be the Group’s Senior Management (referred to as “Senior Management Participants” hereinafter) and the private bankers of the Company and of Banca Sanpaolo Invest S.p.A. (referred to as “Private Banker Participants” hereinafter). Following the meeting of the Board of Directors as per article 8, each of the Participants shall receive specific written notice of their inclusion in the Plan, setting out:

a)  the criteria for determining the number of Options assigned and the conditions governing the exercise of said Options;

b)  the Purchase Price of the Shares.

A copy of the Plan shall be enclosed with said notice.

5. Options assigned

The Option shall entitle the Participant to purchase the Shares to be delivered under the terms and conditions of the Plan in the ratio of one Share with full entitlement for each Option exercised, subject to the adjustments provided for in article 7.

Options not exercised by the Option Exercise Final Maturity shall expire and the participant or their heirs shall consequently no longer have any option entitlement.

The Options shall be personal, non-transferable inter vivos and may not be given as a pledge or security in favour of the Company or third parties.

6. Purchase price

The Purchase Price is the sum due from the Participants for each Share delivered upon the exercise of the Options.

Subject to any adjustments as provided for in point 7, the Purchase price shall be set at € 5.30, the “normal value” of the Banca Fideuram share calculated in accordance with the provisions of subparagraph 4, letter A), article 9 of Italian Presidential Decree No. 917 of 22 December 1986 (corresponding to the arithmetic mean of the official prices of the Banca Fideuram S.p.A. share on the Borsa Italiana S.p.A. electronic trading system in the month prior to the Board of Directors’ meeting specified in article 8).

7. Adjustment of Purchase Price

The Purchase Price and/or number of Underlying Shares (or shares in other companies in the eventuality of mergers or splits) shall be adjusted should the need arise upon the following operations for Options not yet exercised:

a)  Operations for grouping or splitting the Shares;

b)  Operations for bonus issues of the Company’s share capital;

c)   Operations for increases in the Company’s share capital paid by the issue of Shares, stock other than the Shares, shares together with warrants, convertible bonds and convertible bonds with warrants;

d)  Operations merging or splitting the Company,

e)   Distribution of extraordinary Share dividends that draw on the Company’s reserves;

f)      Assignment of the Company’s portfolio assets to shareholders

g)  Operations for reducing the Company’s share capital.

The adjustment shall be carried out following the generally-accepted rules of the financial markets. The Participants shall be notified of said adjustments.

The Board of Directors may limit and/or suspend the exercisability of the Options to suit the Company’s needs upon the occasions specified above. The Participants shall be given written notice of such decisions.

8. Stock to be delivered

The Company’s Board of Directors approved the plan on 16.12.2002, providing for the Company’s own shares to be the stock delivered.

9. Terms and conditions of the Options

Without prejudice to the provisions of article 4, the Options may only be exercised and Shares consequently purchased between 1.6.2004 and 23.12.2004.

Participants intending to exercise all or part of their Options shall be required to fax the Company irrevocable advance written notice by 12 o’clock of each market trading day (the “Day of Exercise”) specifying:

a)  the number of Options that are the subject of the exercise request, which must be at least 1,000 or, if less, the total number of Options held;

b)  that the Company is authorised to withdraw from the current account held by the Participant with the Company the sum corresponding to the product of the Purchase Price multiplied by the number of Shares, with the value date set as the fourth market trading day subsequent to the Day of Exercise;

c)   the details of the deposit of stock held by the Participant with the Company in which the Shares purchased are to be placed.

The transaction shall be settled on the fourth market trading day subsequent to the Day of Exercise (settlement value date).

The Options may be exercised at the same time as the subscription of an irrevocable order to sell all the Shares that are the subject of the Options exercised on the market, without any limit on the price (“at best”). Said sale shall be made on the market trading day that opens subsequent to the day of exercise and shall be settled following normal stock exchange practice (value date third market trading day subsequent to sale transaction).

In the absence of said irrevocable order of sale, the Options may only be exercised if, on the date of exercise itself, the necessary withdrawal has been made from the current account specified by the Participant. Should the latter condition not be satisfied, the exercise of the Options shall be considered void and must be reproposed by the Participant.

OPERATING RESULTS

ASSETS AND INFLOWS

Assets under management

(euro m.)

			change
	31.12.2002	31.12.2001	amount	%
Mutual funds	12,794	16,293	(3,499)	-21
Private banking	11,592	14,681	(3,089)	-21
Insurance:	8,796	6,468	2,328	36
• life	8,784	6,455	2,329	36
• accident	12	13	(1)	-8
Pension funds	62	48	14	29
Securities	11,374	9,360	2,014	22
Current accounts	2,110	1,812	298	16
Total AUM	46,729	48,662	(1,933)	-4

Assets under management totalled 46.7 billion euros as at 31.12.2002, with non-discretionary savings up from 11.2 to 13.5 billion euros as the result of a change in the composition of savings during the year. Managed savings totalled 33.2 billion euros, accounting for 71% of stock under management (37.5 billion as at 31.12.2001, corresponding to 77% of total assets under management). Life insurance grew significantly as a component of this, increasing 36% from 6.5 billion euros as at 31.12.2001 to 8.8 billion euros as at 31.12.2002.

Net inflows

(euro m.)

			change
	2002	2001	amount	%
Mutual funds	(1,970)	(6,974)	5,004	72
Private banking	(1,385)	6,451	(7,836)	-121
Life insurance	2,494	834	1,660	199
Pension funds	24	28	(4)	-14
Securities	2,891	2,763	128	5
Current accounts	285	569	(284)	-50
Total net inflows	2,339	3,671	(1,332)	-37

Net inflows were 2.3 billion euros in 2002 and positive in every month of the year except October (-22 million euros). Managed savings were helped by the outstanding contribution of the insurance sector, which grew from 0.8 to 2.5 billion euros inflows, with net redemptions in funds and private banking totalling 3.4 billion.

Life premiums written totalled 3.1 billion euros (1.3 billion in 2001), 2.1 billion of which were from new business (1 billion in 2001). The achievements of the insurance sector represent the initial results of our corporate strategy, which aims to increase the duration of contracts and thereby increase the length of our income streams as well as the unitary income of assets under management. The focus of our business activity in 2003 will continue to be to increase profitability rather than size.

LIFE INSURANCE

Fideuram Vita achieved significant revenue growth in 2002. Premiums written rose 130% (3,071 million euros compared to 1,333 million in 2001), considerably exceeding market growth, which is estimated to have been 24%.

New products performed outstandingly, showing an increase of more than 110% on the figures for 2001. This result can be ascribed to the success of the company’s unit-linked products, for which new business grew 121%.

Fideuram Vita enhanced its product range during the year, launching a new version of its unit-linked series called “Financial Age Opportunity” targeted at a specific customer segment. It also began selling a unit-linked product in France through its local office and started selling policies through the Banca Sanpaolo Invest Network.

Life insurance: premiums written

(euro m.)

	2002	2001	change %
Linked products	2,806	1,000	181
single	1,960	914	114
annual	109	21	419
subsequent	737	65	1,034
Traditional and other products	265	333	-20
single	16	50	-68
annual	—	1	-100
subsequent	249	282	-12
Total	3,071	1,333	130
single	1,976	964	105
annual	109	22	395
subsequent	986	347	184

EMBEDDED VALUE AND EMBEDDED VALUE EARNINGS OF LIFE INSURANCE, MUTUAL FUNDS AND PRIVATE BANKING BUSINESSES

In order to provide a more complete analysis of the factors underlying the generation of value, this report provides an estimate of the embedded value of the Banca Fideuram Group and an analysis of the value added during 2002.

An embedded value is an actuarially determined estimate of the economic value of the company, excluding any value attributable to future new business.

Embedded value earnings, defined as the change in the embedded value over a period, after adjustment for any capital movements such as dividends and capital injections, provide a measure of the company’s performance during the period in terms of its ability to generate value.

The embedded value as at 31 December 2002 and the value added during 2002 have been determined by the firm of management consultants and actuaries Tillinghast - Towers Perrin, using data and information provided by Banca Fideuram and its subsidiary companies.

The calculation of embedded values requires the use of numerous assumptions with respect to future business, operating, and economic conditions, and other factors, many of which are beyond the control of the Banca Fideuram Group. Although the assumptions used represent estimates which the Group and Tillinghast - Towers Perrin consider to be reasonable, actual future operating conditions and actual future experience may vary from that assumed in the calculation of the embedded values, and such variations may be material. Consequently, the inclusion of embedded value information herein should not be regarding as a representation by the Banca Fideuram Group, Tillinghast - Towers Perrin, or any other person, that the stream of future after tax profits used to determine the embedded values will be achieved.

Embedded value

The embedded value of a company comprises the sum of adjusted shareholders’ net assets and the value of business in force at the valuation date. The value of in-force business has been calculated on a consolidated basis in respect of the Group’s life insurance, mutual fund and private asset management businesses, with the exclusion of the Wargny Group and the newly acquired Banca Sanpaolo Invest.

Adjusted shareholders’ net assets are defined as published net assets adjusted to reflect the market value of the underlying assets. For the purposes of this valuation, goodwill relating to subsidiary companies, including the Wargny Group, has been eliminated.

The value of in-force life insurance business is the present value of the projected stream of future after-tax profits that are expected to be generated by the policies in force at the valuation date, assuming assets equal to the technical reserves, less a charge for the cost of holding an amount of solvency capital.

The value of in-force asset management business is similarly defined as the present value of the projected stream of future after-tax profits expected to be generated by the mutual fund contracts and private asset management mandates in-force at the valuation date.

The stream of future after-tax profits is determined using realistic assumptions for future operating conditions as regards such items as investment returns, inflation, expenses, taxation, lapse, disinvestment, surrender and mortality rates.

The discount rates used to calculate the present values are determined with reference to the prevailing levels of interest rates, and include a loading to reflect the risk that the assumptions chosen to project the future profits may not be borne out in practice.

Life insurance undertakings are generally required to maintain a level of capital in excess of technical reserves in order to demonstrate solvency. For the purposes of this disclosure, the cost of solvency capital has been based on a level of 100% of the EU minimum solvency requirements. Assets backing this solvency capital can be considered as being locked-in and are projected to earn an after-tax rate of investment return, which is less than the risk-adjusted discount rates used in the calculation of the value of in-force business.

The annual charge for the cost of maintaining solvency capital is represented by the difference between the after-tax amount earned on assets backing solvency capital and the amount expected in accordance with the risk adjusted discount rate. The cost of solvency capital is the present value of these annual charges over the outstanding life of the policies in force.

Embedded value as at 31 December 2002

The following table shows the embedded value as at 31 December 2002 and, for comparative purposes, the equivalent values as at 30 June 2002 and 31 December 2001.

Embedded value

(euro m.)

	31.12.2002	30.6.2002	31.12.2001
Consolidated net assets(1)	1,000	938	1,047
Adjustments to consolidated net assets(2), (3)	(31)	(72)	(74)
Adjusted net assets	969	866	973
Value of in-force life insurance business (3), (4), (5)	462	498	453
Value of in-force asset management business(3), (5)	1,115	1,385	1,623
Value of in-force business	1,577	1,883	2,076
Embedded value	2,546	2,749	3,049

(1) After minority interests

(2) After elimination of goodwill, including Wargny

(3) After tax, where appropriate

(4) After cost of solvency capital

(5) Valued on a consolidated line of business basis

The consolidated net assets as shown above are equal to those reported in the consolidated balance sheet net of minority interests. The adjustments to net assets relate primarily to (i) the after-tax effects of marking shareholders’ assets to market, including properties, (ii) the elimination of intangible assets, including goodwill, and (iii) certain minor after-tax adjustments on asset valuations to maintain consistency with the valuation of in-force business.

The values of the in-force life insurance and asset management businesses are calculated on a consolidated line of business basis, after minority interests, using assumptions considered appropriate at the valuation date. The risk discount rate used is 7.25% for the valuation as at 31 December 2002 (8% as at 30 June 2002 and 31 December 2001). The value of in-force life insurance business is shown after an allowance for the cost of holding solvency capital.

The risk discount rate appropriate to an individual shareholder or investor depends upon the investor’s own requirements, tax position and perception of the risks associated with the realisation of future profits. To judge the impact of using alternative discount rates, the following table shows the sensitivity of the embedded value as at 31 December 2002 to the use of discount rates respectively 0.5% lower and higher than the central rate.

Embedded value as at 31 December 2002

(euro m.)

Discount rate	6.75%	7.25%	7.75%
Consolidated net assets(1)	1,000	1,000	1,000
Adjustments to consolidated net assets(2), (3)	(31)	(31)	(31)
Adjusted net assets	969	969	969
Value of in-force life insurance business (3), (4), (5)	483	462	443
Value of in-force asset management business(3), (5)	1,142	1,115	1,090
Value of in-force business	1,625	1,577	1,533
Embedded value	2,594	2,546	2,502

(1) After minority interests

(2) After elimination of goodwill, including Wargny

(3) After tax, where appropriate

(4) After cost of solvency capital

(5) Valued on a consolidated line of business basis

Embedded value earnings

The following table shows the embedded value earnings in 2002 of the Banca Fideuram Group, equal to the sum of the change in the embedded value, and the dividends distributed in the period net of other capital movements. The latter comprise € 67 million associated with the purchase of own shares, less € 83 million associated with the increase in net assets relating to the acquisition of Banca SanPaolo Invest. The derivation of the embedded value earnings reported for the first half of 2002 and for the year 2001 are also shown for comparison.

Embedded value earnings

(euro m.)

	2002	First half 2002	2001
Change in embedded value in period	(503)	(300)	(157)
Dividends distributed in period	209	209	127
Other capital movements	(16)	4
Embedded value earnings	(310)	(87)	(30)

The embedded value earnings for 2002 can be divided into three major components:

•        Value added before new business and migration comprising (i) expected return, based on the assumptions underlying the opening embedded value; (ii) experience variances, resulting from differences between actual experience and the assumptions used at the start of the year, before the impact of new sales and migration in the year; (iii) changes in assumptions for future operating experience, excluding economic and tax assumptions; (iv) changes in assumptions for future economic conditions, including investment returns, tax rates and the risk discount rate.

•        The value added arising from the migration during the period of approximately € 1,602 million of asset management business to unit-linked business, with the concurrent issue of new life policies for approximately € 67 million of annualised recurrent premiums as well as approximately € 428 million of advance payments on new recurrent policies, and € 1,107 million of single premiums. The net contribution from migration is calculated on 2002 assumptions and makes full allowance for all associated costs, including the cost of incentive payments to private bankers.

•        The value added by new business in the period determined initially at the point of sale on end-period assumptions, and then accumulated at the risk discount rate to the end of the period. Full allowance is made for all costs associated with the acquisition of new business, including provisions for incentive payments to Private bankers. For the purpose of this disclosure, new life insurance business is defined as new policies issued amounting to approximately € 50 million of annualised recurrent premiums as well as approximately € 225 million of advance payments on new recurrent policies, and € 846 million of single premiums. New asset management business is defined to be the sum of the net inflows for all those clients with positive net retail inflows (amounting to € 1,909 million of mutual funds and € 890 million of private asset management business).

The following table shows the components of embedded value earnings for 2002, with equivalent values for 2001 and the first half of 2002 shown for comparison.

Components of embedded value earnings

(euro m.)

	2002	First half 2002	2001
Value added before new business and migration
Expected return	209	103	227
Experience variances	(577)	(323)	(471)
Changes in operating assumptions	(27)	0	0
Changes in economic and fiscal assumptions	(111)	0	(24)
Total value added before new business and migration	(506)	(220)	(268)

Value added by migration
Asset management migrated	(79)	(38)
New life policies	100	49
Total value added by migration	21	11

Value added by new business
Life insurance	71	44	48
Asset management	104	78	190
Total value added by new business	175	122	238

Embedded value earnings	(310)	(87)	(30)

The principal features of embedded value earnings for the year 2002 are described below.

Expected profits, based on the start-year assumptions amounted to € 209 million.

Variances from the assumptions used at the start of the year reduced earnings in the period by € 577 million in aggregate, which arise from numerous sources. The main negative variances are associated with the impact of the negative performance of investment markets on asset management business (€ 311 million) and life insurance business (€ 49 million). The difficult market conditions also gave rise to reduction in earnings from greater than expected exits, including transfers to securities and current accounts, from both asset management business (€ 38 million, of which part relates to the effect of repatriation of overseas business following the “scudo fiscale”) and also unit-linked life business (€ 5 million), concentrated almost entirely in the first half of the year. Furthermore, an intensification of the trend already observed in the first half of the year of a movement of assets under management to a more conservative asset allocation reduced earnings in the year by approximately € 88 million. A further extraordinary negative impact of € 25 million relates to the effect on after tax profits in the period associated with the equity swap operation linked to 2002 bonus payments and additional provisions for the risks associated with minimum commission advances to Private Bankers. Extraordinary costs reduced earnings by a further € 11 million. The remaining negative variances relate principally to the significant reduction in securities business and to lower investment spreads on shareholders’ funds due to the reduction in interest rates.

Operating assumption changes reduced earnings by € 27 million, related to an increase in the assumptions for administrative expenses.

Changes in economic and tax assumptions gave rise to a negative impact on earnings of € 111 million. Of these, € 17 million are due to fiscal assumption changes on life business, relating to the reduction in DIT benefit and the recent introduction of a tax on life insurance reserves. Interest rates reduced particularly during the second half of the year, giving rise to a change in economic assumptions and the discount rate used at the end of the year. For example, benchmark ten-year government bond rates reduced by 70 basis points during the year. These changes reduced the value of asset management business by € 6 million, and the value of life business by € 88 million, which mostly relates to traditional life insurance business where there is a significant impact associated with the reduction in projected future interest margins due to the presence of financial guarantees.

The impact of migration during the period was to generate € 21 million, which is the result of the value of new unit-linked life policies added of € 100 million, net of the reduction of € 79 million in the value of the asset management business migrated. The value added by the operation was therefore approximately 27% of the value in force prior to migration.

New business in 2002 added € 175 million to embedded value earnings, of which € 104 million related to asset management business and € 71 million to life business. In the case of new asset management business, a larger proportion of mutual fund business compared to private banking products, together with customer inclination to a more conservative asset allocation in the light of prevailing market conditions, caused average profitability to decline compared to 2001. On the other hand, new life business shows a significant increase in profitability compared to 2001 since new business sold was almost entirely unit-linked.

The table below shows the sensitivity of value added by new business to the use of a range of discount rates.

Value added by new business in 2002

(euro m.)

Discount rate	6.75%	7.25%	7.75%
Life insurance business (1), (2), (3)	74	71	68
Asset management business (1), (3)	107	104	101
Value added by new business	181	175	169

(1) After tax, where appropriate

(2) After cost of solvency capital

(3) Valued on a consolidated line of business basis

Assumptions

Embedded value accounting, in common with any valuation method based on projections of future earnings, necessarily involves a degree of subjectivity when establishing the assumptions to be used. Banca Fideuram Group, with the assistance of Tillinghast - Towers Perrin, has sought to employ appropriate assumptions, in a consistent fashion, for all its lines of business. Following common practice in embedded value reporting, assumptions have been set in a deterministic fashion which does not therefore reflect the consequences of the natural volatility of certain experience assumptions, particularly those for investment returns.

The principal assumptions and bases used as at 31 December 2002 are given below:

•        A risk discount rate of 7.25% (8% for 2001) was used for all lines of business.

•        The gross market rate of investment return on benchmark Italian 10-year government bonds was taken to be 4.5% (5.2% in 2001), and total return on equities was taken to be 7.0% (7.75% in 2001). Liquidity was assumed to earn 2.75% (3.7% in 2001). Equivalent benchmarks were used for other assets.

•        The rate of return on assets backing life technical reserves was determined based on the actual asset duration and mix, using the benchmarks shown above. The impact of the emergence of unrealised gains and losses within the Italian segregated funds is considered within the value of in-force business. On this basis, the average investment return on the traditional segregated funds is 4.27% (4.65% in 2001). Projected market rates of return on unit-linked life insurance, mutual funds and managed asset management portfolios were determined in accordance with the asset composition of each fund. Average returns on this basis, before charges, are 5.0% (6.25% in 2001) for guaranteed unit-linked funds, 5.1% on asset allocation unit-linked funds, and 5.75% (6.65% in 2001) on mutual funds and private banking business.

•        Projected profits in Italy have been subjected to a tax charge (allowing for the aggregate impact of Irpeg and Irap) at an average rate of 39%. Profits projected to arise in foreign subsidiaries have been taxed at normal local rates, allowing for the impact of taxation on profits remitted to Italy. This gives an aggregate tax charge (local taxation plus tax on dividends to be received) of

14.2% for Irish domiciled companies. Allowance has been made for the impact of tax-exempt income and the tax on mathematical reserves in Fideuram Vita.

•        Future experience for mortality, annuity take-up rates, lapse, surrender, and other exits, including rates of total and partial withdrawals on unit-linked and asset management business has been based on recent analysis of the operating experience of the Banca Fideuram Group, supplemented by market knowledge where necessary.

•        General and administrative expenses associated with the life insurance and asset management business, at the consolidated level, have been subdivided by line of business, and fully allocated into investment, acquisition and maintenance expenses. Projected future maintenance expenses make allowance for inflation at 3% per annum.

•        Commissions and other payments to private bankers in respect of life and asset management business have been based on the Group’s recent operating experience, on a consolidated line of business basis. Allowance has been made in the value added by new business and by migration for the cost of expected incentive payments.

•        Life business contract charges, terms and conditions, including surrender value bases, policyholder profit participation, management fees, and other charges, have been assumed to remain unaltered at the levels prevailing at the valuation date.

•        Commissions and other charges on asset management business have been projected assuming that the prevailing rates at the valuation date are maintained.

•        The cost of solvency capital for life insurance business has been determined on the basis of 100% of the EU minimum requirement based on the composition of consolidated net assets, with the appropriate taxation charge, allowing for the beneficial impact of DIT. The spread between the discount rate and after-tax earned rate on this basis is approximately 3.5% (3% in 2001). The cost of solvency capital on these assumptions which has been allowed for in the value of in-force life business calculated using the central discount rate is € 67 million as at 31 December 2002.

FINANCIAL RESULTS

CONSOLIDATION AREA

There were significant changes to the Banca Fideuram Group’s consolidation area during the year.

At the beginning of 2002 we embarked upon the restructuring in Luxembourg that merged the five Luxembourg mutual fund management and advisory companies with Fideuram Gestions Management, while at same time also founding Fideuram Asset Management (Ireland) in Dublin to manage the Group’s “foreign” mutual funds.

The outright acquisition of Banca Sanpaolo Invest and its subsidiary Banca Sanpaolo Invest (Ireland) was formalised in October. These Companies were consolidated on 31.12.2002 but, as stated, both new Subsidiaries were only included in the consolidated statement of income (consolidated line by line) from the last quarter of 2002. The transaction amongst other things increased the negative goodwill reserve by 11.7 million euros.

Sanpaolo IMI Institutional Asset Management left the consolidation area after Fideuram Capital S.I.M. sold its holding.

Lastly, there were two increases in the share capital during the second half of the year. The first, required for the acquisition of Banca Sanpaolo Invest, saw Banca Fideuram increase its share capital by 18.5 million euros and its additional paid-in capital by 52.7 million euros. The other increase in share capital concerned Fideuram Vita, which increased its shareholders’ equity by 74.3 million euros to over 377 million through two transactions. The shareholders’ equity was increased with a view to extending Fideuram Vita’s business to accident and health insurance and related transactions. Banca Fideuram’s holding in the subsidiary increased slightly to 99.78%.

The following pages contain the Balance sheet and Statement of income, which include the full Balance sheets and Statements of income of the Insurance companies, with the aim of facilitating an understanding of the Group’s activities and results in all their complex variety.

Holdings consolidated on a line-by-line basis
as at 31.12.2002

Company	Registered office	direct %	Ownership indirect %	total %
Banca Fideuram	Milan	—	—	—
Banca Sanpaolo Invest	Rome	100.00	—	100.00
Banque Privée Fideuram Wargny	Paris	—	94.82	94.82
Fideuram Asset Management (Ireland)	Dublin	100.00	—	100.00
Fideuram Bank (Luxembourg)	Luxembourg	99.98	0.01	99.99
Fideuram Bank (Suisse)	Zurich	—	99.95	99.95
Fideuram Capital Sim	Milan	100.00	—	100.00
Fideuram Fiduciaria	Rome	100.00	—	100.00
Fideuram Fondi Sgr	Rome	99.25	—	99.25
Fideuram Gestioni Patrimoniali Sim	Milan	100.00	—	100.00
Fideuram Gestions	Luxembourg	99.94	0.05	99.99
Fideuram Wargny Active Broker	Paris	—	94.82	94.82
Fideuram Wargny Gestion	Paris	—	94.76	94.76
Financière Fideuram	Paris	94.95	—	94.95
Sanpaolo Invest (Ireland)	Dublin	—	100.00	100.00
Sogesmar	Paris	—	94.35	94.35
Fideuram Wargny Gestion Sam	Monaco	—	94.78	94.78
W.D.W.	Paris	—	94.56	94.56

Holdings consolidated using the equity method
as at 31.12.2002

Company	Registered office	direct %	Ownership indirect %	total %
Fideuram Assicurazioni	Rome	100.00	—	100.00
Fideuram Vita	Rome	99.78	—	99.78

ANALYSIS OF THE STATEMENT OF INCOME

The items that contributed to the net result for the 2002 financial year are analysed and compared to those for 2001 with reference to the reclassified Consolidated Statement of Income presented on page 21, which has, for the purposes of comparison, been adjusted to exclude the effects of the contribution of Banca Sanpaolo Invest and its subsidiary Sanpaolo Invest Ireland.

Consolidated net income for 2002 was 145.4 million euros, 36% down on the 225.9 million euros achieved in 2001. Consolidated net income would have been 184.5 million euros without the write-down to the holdings in our French subsidiaries, which totalled 45.4 million euros.

Aside from this non-recurring item, the main phenomena that influenced the statement of income consisted of:

•        a fall in net interest income that was principally due to the negative impact of 21 million euros overall, caused both by losses on own shares linked to the 2003 stock option plan for senior management and private bankers, and by losses connected with the settlement of the equity swap on the Banca Fideuram share for hedging the 2002 bonus;

•        a 50.7 million euro fall in net commission income due both to a negative performance effect that reduced assets under management and a less favourable asset mix;

•        a 40.6 million euro increase in the insurance result, which benefited both from the reallocation of assets to life products and the end of the extraordinary negative items that characterised 2001.

Net interest income

	2002	2001	Change
Interest income and similar revenues	173.6	222.6	(49.0)
Interest expense and similar charges	(114.9)	(157.5)	42.6
Net dealing profits	(9.7)	10.7	(20.4)
Net interest income	49.0	75.8	(26.8)

Net interest income, totalling 49 million euros (8.9 million of which were attributable to Fideuram Wargny), was down 26.8 million. This fall was due to two specific factors in addition to the general fall in interest rates. The first was the 10.3 million euro negative impact of the settlement at the end of the last quarter of a long position on the Banca Fideuram share regarding an equity swap transaction with a strike price of 7.7 euros (equal to the average price in the fourth quarter of 2001) as a result of over-hedging the 2002 bonus, the ex post cost of which was less than initially expected. The second took the form of valuation losses totalling 10.8 million euros on the 15 million own shares (average buying price 5.2 euros compared to a market price of 4.5 euros as at 31 December) linked to the 2003 stock option with a strike price of 5.3 euros and exercise in the second half of 2004.

Commission income and income from investments

	2002	2001	Change
Net commission income	444.6	495.3	(50.7)
Income from investments carried at equity	48.5	7.9	40.6
Total	493.1	503.2	(10.1)

Net commission income

Net commission income, which totalled 444.6 million euros, was down 50.7 million (-10%) as the balance of a fall in commissions receivable of 151.1 million euros, and a fall in commissions payable and other payments due to the Network of 100.4 million. Fideuram Wargny’s contribution to this item amounted to 18.8 million euros (30.7 million 2001).

•        Net management fees were down 82.6 million euros, totalling 430.7 million. This decrease was due above all to a fall in total average assets under management, which were 3.7 billion euros less than in 2001, in addition to the negative impact of a less favourable asset mix. These negative components were partially offset by growth in unit-linked policies, whose contribution to the statement of income is partly reflected in Fideuram Vita’s improved net commission income, which is included in income from investments carried at equity.

•        Net front-end fees and securities trading commissions totalled 66.9 million euros (95.3 million in 2001). This 28.4 million euro fall was above all due to lower income from brokerage fees and securities trading commissions resulting from lower trading volumes as well as, to a lesser extent, a fall in front-end commissions on mutual funds. Fideuram Wargny’s net front-end fees totalled 16 million euros (26.2 million in 2001).

Results of main public offerings

Company	Number of shares requested	Number of shares allocated	Value allocated
			(euro m.)
Astaldi	151,800	151,800	0.47
Pirelli Real Estate	230,000	230,000	5.98

•        Other net commission income had a debit balance of 53 million euros, an improvement of 60.3 million euros compared to 2001, when it was -113.3 million.

The latter mainly comprised incentives to the Network linked to net inflow and new life premium inflow targets. This figure included annual bonuses totalling 45.6 million euros (38.6 million in 2001, which also included 57.5 million euros incentives linked to the 1999-2001 three-year growth plan).

Income from investments carried at equity

Income from investments carried at equity totalled 48.5 million euros. This result was 40.6 million euros higher than in 2001 as a result of the increase in Fideuram Vita’s net income, which rose from 4.8 million to 45.5 million euros.

Firstly the Company improved its financial management balance, which rose to 21.4 million euros (15.7 million in 2001), mainly as a result of lower losses on dealing securities of 16.6 million euros (56.4 million in 2001), partly due to the reclassification of investment securities during the year, while financial revenues from dealing totalled 7.7 million euros (26.6 million in 2001).

Secondly, dealing management improved, mainly as a result of the growth in unit-linked policies, rising from 31.7 to 44.2 million euros.

Lastly, it should be noted that extraordinary provisions of approximately 30 million euros were set aside in 2001 regarding relations with CONSAP (the Public Insurance Service Concessionaire) that were subsequently implemented in 2002, while taxes increased 32 million as a result of a rise in taxable profit.

Operating costs and recoupment of costs

	2002	2001	Change
Total net interest and net revenues	542.1	579.0	(36.9)
Administrative costs	(285.9)	(272.5)	(13.4)
Other operating income, net	22.5	23.3	(0.8)
Depreciation	(34.0)	(30.0)	(4.0)
Operating income	244.7	299.8	(55.1)

The item administrative costs increased 13.4 million (+5%) to 285.9 million euros. The increase came from higher personnel expenses (+8.6 million euros) and an increase in the item other expenses (+4.8 million).

Fideuram Wargny’s overhead costs reflected its commitment to developing its private banking activities, totalling 41.4 million euros (38.3 million in 2001).

The rise in personnel expenses from 119.6 to 128.2 million euros was largely due to the fact that provisions linked to the 1999-2001 three-year growth plan, which were greater than required in 1999 and 2000, were recovered in 2001 (if these provisions had been spread equally over the three years the increase would have been approximately 2.5 million).

The largest increase under the item other administrative costs, which totalled 157.7 million euros (152.9 million in 2001), concerned cost increases for advertising totalling 4.7 million.

Operating income, net

Other net revenues totalled 22.5 million euros, down 0.8 million, and mainly comprised amounts recharged to customers for indirect taxes.

Depreciation

Operating depreciation and amortisation of tangible and intangible fixed assets totalled 34 million euros, an increase of 4 million.

Adjustments, write-backs and provisions

	2002	2001	Change
Adjustments:
• on goodwill	(57.6)	(24.6)	(33.0)
• to loans and provisions for guarantees and commitments	(3.3)	(3.8)	0.5
• to financial fixed assets	(0.3)	—	(0.3)
Write-backs of loans and provisions for guarantees and commitments	1.1	1.0	0.1
Write-backs of financial fixed assets	—	0.2	(0.2)
Provisions for risks and charges	(37.5)	(45.8)	8.3
Total	(97.6)	(73.0)	(24.6)

Adjustments and write-backs had a debit balance that increased from 27.2 to 60.1 million euros. This primarily comprised the aforementioned 45.4 million euro write-down in goodwill arising on consolidation regarding the French subsidiaries. The total also included amortisation of goodwill and goodwill arising on consolidation, approximately 8.2 million euros of which regarded Fideuram Wargny, while 4 million related to Fideuram Vita. The amortisation of goodwill regarding the Luxembourg subsidiaries, totalling approximately 12 million euros per year, stopped being recorded in 2002, having been completed in the 2001 financial year.

Provisions for risks and charges decreased 8.3 million euros to 37.5 million euros. In particular, provisions set aside to cover the risk of not recovering the advance commission paid to private bankers recruited in the last five-year period amounted to 20.6 million euros (39.1 million in 2001), while provisions for general risks were increased from 2.4 to 11.5 million.

Extraordinary items, income taxes and net income

	2002	2001	Change
Operating income	147.1	226.8	(79.7)
Net extraordinary income	17.4	10.4	7.0
Income before taxes and minority interests	164.5	237.2	(72.7)
Income taxes	(20.0)	(11.1)	(8.9)
Minority interest in net income	0.9	(0.2)	1.1
Net income	145.4	225.9	(80.5)

Extraordinary items had a credit balance of 17.4 million euros (10.4 million in 2001) as a result of the income generated by the divestment of Fideuram Wargny’s holding in Euronext (approximately 12 million) and of Fideuram Capital’s holding in SanpaoloIMI Institutional Asset Management (2.4 million).

Income taxes totalled 20 million euros compared to 11.1 million in 2001, when they included a one-off tax saving of 31 million euros.

ASSET AND LIABILITY MANAGEMENT

Loans to ordinary customers amounted to 578.4 million euros (including almost 490 million in secured loans), up 93.6 million on 31.12.2001. Non-performing loans net of write-downs totalled 2.9 million euros (0.5% of the portfolio) compared to 2 million at the end of 2001 (0.4%).

Ordinary customer deposits totalled 3,897.9 million euros, an increase of 337.7 million on the figure at the close of the previous financial year, due entirely to the contribution of the newly-acquired Banca Sanpaolo Invest. Excluding the balances of companies in the Sanpaolo IMI Group and receipts as a depository bank for mutual funds, deposits totalled approximately 3,338 million euros (2,489 million as at 31.12.2001), approximately 400 million of which regarded Banca Sanpaolo Invest. The number of private investor deposit accounts rose to 330,000 (318,000 at the end of 2001).

Dealing securities totalled slightly less than the figure for the end of the previous financial year (1,279.2 million euros compared to 1,302.9 million as at 31.12.2001). They were composed almost entirely of fixed-income securities, over half of which were securities issued by associate company IMI Bank (Lux) while almost 10% were Government Securities (mostly Italian Treasury bonds). The average life of these securities was approximately one year.

Securities holdings totalled 19.8 million euros, (25.5 million as at 31.12.2001).

Fideuram Vita’s securities investments linked to traditional policies totalled 3.3 billion euros as at 31.12.2002. Investment securities amounted to 2.3 billion euros (including shares totalling 0.2 billion), while dealing securities (composed almost entirely of bonds) amounted to 1 billion.

The Group continued to be a net lender on the interbank market, with total deposits of 3,020.3 million euros (2,882.2 million as at 31.12.2001), 300 million of which were accounted for by Banca Sanpaolo Invest.

CONSOLIDATED SHAREHOLDERS’ EQUITY

Consolidated shareholders’ equity as at 31.12.2002 totalled 999.6 million euros including Banca Sanpaolo Invest’s net income of 0.3 million euros. This was slightly down on the figure as at 31.12.2001, when it reached 1,047.3 million euros. The total takes into account the partial use, amounting to 67.6 million euros, of the reserve available for the purchase of own shares set aside at the beginning of the first half of 2001 and amounting to a total of 400 million. The changes in the related accounts are set out in the Notes to the Consolidated Financial Statements. The reconciliation of the net income and shareholders’ equity of Banca Fideuram with the corresponding consolidated amounts is set out below.

Reconciliation of the parent company’s shareholders’ equity and results with those of the Group

(In thousands of euros)

	2002		2001
	Shareholders’ equity	including: Net income for the year	Shareholders’ equity	including: Net income for the year
Parent company financial statement balances	934,034	129,930	942,027	238,611
Statutory results of subsidiaries:
• consolidated line-by-line	190,218	190,218	307,695	307,695
• carried at equity	47,619	47,619	7,060	7,060
Amortisation of goodwill:
• current year	(57,635)	(57,635)	(23,975)	(23,975)
• previous years	(121,691)	—	(97,716)	—
Excess over book value of:
• Companies consolidated line by line	40,524	10,068	12,791	—
• Companies carried at equity	183,493	—	206,759	—
Dividends net of tax credit:
• related to distribution of reserves		(28,848)	—	—
• related to income for the financial year	(225,265)	(225,265)	(302,736)	(302,736)
Other consolidation adjustments:
• deferred taxes on the income of subsidiaries	(3,638)	(2,034)	(1,599)	889
• deferred taxes on dividends	3,290	3,290	—	—
• write-back of intra-group goodwill and related amortisation, net of tax effect:
• Fideuram Vita	(3,971)	794	(4,766)	794
Reversal of write-down to holding	68,945	68,945	—	—
Other differences (*)	11,291	8,611	1,775	(2,408)
Consolidated financial statement balances (**)	1,067,214	145,694	1,047,315	225,930

(*)              Mainly related to gains from the sale of Euronext SA.

(**)       Including own shares for an amount of 67.6 million euros as at 31.12.2002.

Consolidated Balance sheet including the Balance sheets of the Group’s insurance companies consolidated on a line-by-line basis

	31.12.2002	31.12.2001
	(euro m.)	(euro m.)
ASSETS
Cash	18.1	29.3
Due from banks	3,262.8	3,391.0
Loans to customer	614.3	541.9
Trading securities	1,299.0	1,328.4
Minor investments	1.5	9.9
Tangible fixed assets:	67.8	64.5
• Immovable property used by Insurance companies	8.0	6.6
• Other immovable property used for operating purposes	35.1	37.3
• Equipment, furniture and furnishings	24.7	20.6
Intangible fixed assets:	76.0	119.5
• Goodwill	25.2	81.4
• Other intangible fixed assets	50.8	38.1
Investments by Insurance companies:	8,025.6	6,069.9
• Dealing securities	6,756.7	3,342.4
• Investment securities	1,233.8	2,689.6
• Immovable property	35.1	37.9
Other assets	1,532.3	1,086.7
TOTAL ASSETS	14,897.4	12,641.1

LIABILITIES
Due to banks	241.4	506.9
Due to customers	3,785.1	3,450.2
Provisions :	9,059.0	6,673.7
• Technical reserves of Insurance companies	8,806.7	6,476.7
• Taxation	63.7	50.2
• Other provisions	188.6	146.8
Other liabilities	610.7	760.1
Subordinated liabilities	198.5	198.5
Minority interests	3.1	4.4
Share capital	254.9	236.4
Reserves	599.0	585.0
Net income	145.7	225.9
TOTAL LIABILITIES	14,897.4	12,641.1

Consolidated Statement of income including

the Statements of income of the Group’s insurance companies consolidated on a line-by-line basis

	2002	2001
	(euro m.)	(euro m.)
Net interest income:	91.6	111.0
• Interest earned by Insurance companies*	30.6	45.3
• Other interest	61.0	65.7
Net commissions	442.7	478.8
Dealing profits :	(18.4)	(19.0)
• Profits of Insurance companies	(8.8)	(29.7)
• Other profits	(9.6)	10.7
Results of insurance operations:	81.2	43.9
• Premium income	3,120.0	1,342.0
• Losses (claims), other charges and production costs, net	(3,007.6)	(1,399.9)
• Financial revenues from insurance operations	(31.2)	101.8
Other revenue (expenses), net	24.3	23.7
Gross margin	621.4	638.4
Administrative costs:	(313.3)	(287.5)
• Payroll costs	(139.0)	(127.1)
• Other administrative costs	(174.3)	(160.4)
Depreciation and provisions	(143.6)	(106.2)
Income before taxes and minority interests	164.5	244.7
Net extraordinary income	18.4	(19.3)
Income taxes	(37.9)	0.7
Net income attributable to minority interests	0.7	(0.2)
Net income	145.7	225.9

* net of allocation to Customers.

HUMAN RESOURCES, PRODUCTS AND SERVICES

PRIVATE BANKERS AND EMPLOYEES

The Banca Fideuram Network was streamlined by 275 resources in 2002, falling from 3,795 to 3,520. The fall in the number of private bankers was due to similar numbers of people leaving the network as in previous years combined with a recruitment policy of deliberately not replacing them, which would have been an unjustifiably onerous economic burden in the current market situation.

This adjustment to the Network, which follows three years of vigorous recruitment that brought in over 1,300 resources between 1999 and 2001, is the consequence of our transition from a policy centred on growth to one focused on profitability.

These figures do not take into account the 1,234 private bankers at Banca Sanpaolo Invest who joined the Group in October.

Private bankers

Year	Beginning	in	out	Net	End
2002	3,795	64	339	(275)	3,520
2001	3,782	249	236	13	3,795

The 2002 training activities for our private bankers were strongly focused on supporting the development of our marketing strategy. Two courses in particular were provided: one on our new offer, which was delivered to all private bankers, enabling them to use our new marketing approaches in their customer relations, and one on relationship techniques.

Group staff numbers at the end of 2002 totalled 1,785 employees (1,771 as at 31.12.2001), including 20 on fixed-term contracts (27 at the end of 2001), without taking the 222 employees of Banca Sanpaolo Invest into account. This slight increase reflects the recruitment of the first Fideuram Wargny private bankers (38 as at 31.12.2002), who are appointed as employees in accordance with French law. Almost 20% of the Group’s employees work outside Italy while 40% are women.

Banca Fideuram continued to enhance the value of its staff, engaging in an ongoing programme to develop the professional skills required to advance its business. Our staff training programme progressed, concentrating on the following organisational skills: focusing on the internal client, problem-solving, coordinating resources and corporate business. Training initiatives were also developed to improve staff information technology and language skills, while others were deployed to develop specialist competencies supporting specific areas of the Bank’s business. Last but not least, we strengthened our distance learning system through the implementation of an advanced e-learning platform for all our employees.

Personnel

	2002	2001
Banca Fideuram	1,160	1,163
Subsidiaries
Fideuram Asset Management (Ireland) *	9	—
Fideuram Assicurazioni	24	23
Fideuram Bank (Luxembourg)	78	94
Fideuram Bank (Suisse)	21	20
Fideuram Capital Sim	69	70
Fideuram Fiduciaria	4	4
Fideuram Fondi Sgr	22	23
Fideuram Gestioni Patrimoniali Sim	26	37
Fideuram Gestions	22	15
Fideuram Vita	103	101
Fideuram Wargny	247	221
TOTAL FOR SUBSIDIARIES	625	608
TOTAL FOR BANCA FIDEURAM GROUP	1,785	1,771

(*) Company in operation since the beginning of 2002.

The entire share capital of Banca Sanpaolo Invest was acquired on 8 October 2002 (222 employees as at 31 December 2002).

FIDEURAM ONLINE

Over 79,000 customers were subscribed to Banca Fideuram’s online services at the end of the year, an increase of 38% on the previous year. Online trading accounted for 30% of the Bank’s brokerage activities, with 475,000 transactions and a total volume traded in excess of 1.7 billion euros (+41% on 2001). This significant growth in online trading was completed by over 50,000 instructions through current accounts and online funds (+117% on 2001).

The vigorous growth in our dealing business was accompanied by important new developments in the services we offer our customers, including in particular:

•        the adoption of a new online trading platform developed especially to meet specific customer needs that offers greater simplicity and speed of use;

•        the use of trading baskets, a selection of securities by quantitative methods to support customers in their choice of investment;

•        the possibility of subscribing Fonditalia;

•        access to private banking.

During 2003 our online services will also be extended to customers of Banca Sanpaolo Invest, which will thus be able to offer the complete spectrum of Banca Fideuram products and services. We also plan to introduce trading in futures and options listed on the Italian Derivatives Market (IDEM) as well as new instruction functions for current accounts, while simultaneously developing and improving the functional efficiency of our new platform. Lastly, we will redesign and rewrite our corporate site.

RESEARCH AND DEVELOPMENT PRODUCTS AND ACTIVITIES

During the course of 2002 we implemented the programme for updating our product range. The marketing approaches available to our private bankers were extended and diversified based on our customers’ needs in order to take their differing requirements more effectively into account.

•        “Pianificare il Futuro” (Planning the Future) is designed for customers who want to use Banca Fideuram to put their life plan into practice, with a special focus on protecting their standard of living in retirement.

•        “Sapere per investire” (Knowing to invest) is for customers who want a clear agreement regarding the “return”, “risk” and “duration” of their investments.

•        “Acquistare il prodotto” (Buy the product) is for customers who are looking for a specific product rather than consultancy on their investments.

At the same time we also worked on developing and extending our product range in order to maximise our marketing opportunities. This specifically saw us developing:

•        the Cash line, which includes liquidity products designed to meet customers’ immediate liquidity requirements;

•        the Planning line, including Fideuram private banking and Financial Age Protection and Opportunity, designed to meet future liquidity requirements;

•        the Value Line, which complements our Fideuram products with certificates offered through co-branding with international investment houses, designed to meet customers’ extra return objectives.

The resultant extensive and flexible range creates a more favourable environment for our private bankers, strengthening their key role in identifying our customers’ needs and guiding their investment choices, selecting the appropriate approach and type of product.

SYSTEMS AND INFORMATION MANAGEMENT

The main initiatives implemented in 2002 were as follows:

•        The completion of a new marketing information system in Web architecture for our private bankers.

•        The complete revision of the offer and financial planning tools provided for our private bankers to support the introduction of new sales approaches.

•        The revision of the IT procedures supporting our current financial products, focusing in particular on our asset management funds.

•        The development of IT tools for taking and giving instructions and managing so-called tactical investment products (certificates).

•        The development of a complete IT system for managing derivatives products.

•        The extension of our disaster recovery procedures to the geographical corporate network and to every departmental system of significance for the continuity of our business.

•        The implementation of organisational and IT procedures for improving the logical security of our systems, paying special attention to the protection of our network, distribution and e-mail systems;

•        The upgrading and rationalisation of our existing technological infrastructure with a view to making the management of our processing centre more efficient and ensuring new applications achieve appropriate performance.

•        The formulation of the global programme for integrating Banca Sanpaolo Invest and implementing an initial series of operations for adopting a shared technological infrastructure (department servers, data network and e-mail services).

•        The completion of all the organisational and IT operations connected with the euro changeover.

Salient amongst the activities planned for 2003, to be rolled out alongside the follow-up for our 2002 projects and the upgrading of our systems in line with the development of our product range, are the following:

•        The formulation of the programme for integrating Banca Sanpaolo Invest, paying special attention to the integration of the banking component that takes care of the automatic migration of Banca Sanpaolo Invest customers to the Banca Fideuram system, and to separating the management of the investment acquisition and disposal process in a multinetwork solution.

•        The implementation of all the organisational and IT operations required to enable the Banca Sanpaolo Invest Network to market Banca Fideuram financial products and the Banca Fideuram Network to market the third-party products hitherto offered solely by Banca Sanpaolo Invest.

•        The implementation of a new system for administering our funds’ securities holdings and calculating their Net Asset Value (project launched in the last quarter of 2002), which will be adopted by our companies both inside and outside Italy from the first quarter of 2004.

•        The upgrading of our system in line with the development of the interbank network’s procedures (BIREL II and FIN), to be achieved through a joint project with our Parent Company Sanpaolo IMI, which will provide Banca Fideuram with a complete service when fully operational.

•        The completion of those Banca Sanpaolo Invest

projects that have already been launched or planned, which will be handled by Banca Fideuram’s organisational and IT infrastructure, paying special attention to the implementation of the new company information system for the marketing area and for managing the disposals and acquisitions cycle (“new computer desktop”), and to the implementation of a data network for connecting all our private banker operating points to our head office.

EXPANSION ABROAD

ACTIVITIES ABROAD

The business of the Group’s foreign banks operating in the private banking sector suffered from the negative influence of the financial markets and the effect of Italian legislation designed to promote the repatriation of capital deposited abroad.

Notwithstanding this scenario, Fideuram Bank (Suisse) continued its positive inflow trend, achieving a significant increase on 2001 (first year of business), confirming the Bank’s important role as a reference point for the Group’s customers. The Swiss Bank concentrated on the distribution of the Group’s Luxembourg asset management fund services. The range of managed savings products offered was extended from July in line with the Group’s marketing strategies, when it launched new guaranteed capital products and products linked to the European inflation rate. In addition, improved service was provided for dealing activities on behalf of customers with managed savings accounts.

The main consequence for Fideuram Bank (Luxembourg) of the negative market trends in 2002 was a fall in assets under management and commission income. Fideuram Bank (Luxembourg)’s business has become increasingly focused on its role as a depository bank for the Group’s local funds and on the provision of IT, back-office and administrative support services for its affiliated companies in other countries.

The corporate restructuring in Luxembourg launched in 2001, which involved the merger of five product-companies (Fonditalia, Interfund Advisory, Fideuram Fund, Fideuram Multimanager Fund and International Securities Advisory) in Fideuram Gestions, came into effect from 1.1.2002. In addition, our aim of separating responsibility for the administration of the funds, which was previously handled by Fideuram Bank (Luxembourg), from responsibility as a depository bank in order to ensure more effective control, led us to transfer these administrative responsibilities to Fideuram Gestions.

The latter’s purpose since the beginning of 2002 has therefore also been the administration and management of the Group’s three Luxembourg mutual funds as well as the provision of contracted administrative services for the SICAV Interfund and SICAF International Securities New Economy Fund.

Fideuram Asset Management (Ireland), which was set up in Dublin in late 2001 to provide asset management services in Luxembourg mutual funds, became fully operative in 2002.

In France, the plan for developing Banque Privée Fideuram Wargny’s private banking made progress, including the growth of its Distribution Network with the recruitment of new private bankers as employees of the bank.

This growth was, however, slower than anticipated due to the unfavourable market conditions, which also had a negative effect on the French subsidiary’s traditional brokerage business.

The products Banque Privée Fideuram Wargny offers its customers were extended during the year, with its asset management in the Group’s Luxembourg mutual funds being joined by the sale of Fideuram Vita’s insurance products, supported by the latter opening a permanent local office which went into operation towards the end of the first half of 2002.

SUPPLEMENTARY INFORMATION

INTERNAL AUDIT

During 2002, the operating structure of the Audit team remained unchanged from 2001. The number of auditors in the team fell by just one to a total of 31.

The work on updating the IT tool for monitoring the behaviour of our private bankers, which is both rich in functions and highly complex, is proceeding according to plan.

4,920 written complaints were received during the year, an increase of approximately 7% on the 4,591 received in 2001. The average response time to customers was approximately 20 days, as in 2001.

SUBSEQUENT EVENTS AND BUSINESS OUTLOOK FOR THE CURRENT YEAR

There were no significant events subsequent to the close of the year able to influence the economic and financial position of Banca Fideuram or the Banca Fideuram Group.

The reorganisation of the subsidiaries involved in the rationalisation of the Group’s investment services is continuing along the same lines described in detail in this report.

Net inflows of 251 million euros from managed savings (funds, asset management and insurance) in February reflected strong positive performance for the second month in a row.

The first two months of 2003 therefore provide important confirmation that the new incentive system implemented by Banca Fideuram with the aim of rewarding the generation of value for the company is enabling us to achieve very satisfactory results.

Considering the extremely uncertain political and economic scenario in which these early operating results were achieved and the number of company programmes currently under way, the financial results for the 2003 financial year are likely to be in the region of those currently being reported for 2002, although the risks of a possible further deterioration in the financial markets cannot be disregarded.

THE BOARD OF DIRECTORS

Milan, 12 March 2003

CONSOLIDATED FINANCIAL STATEMENTS

2002

Consolidated balance sheet

(Figures in thousands of euros)

ASSETS		31.12.2002	31.12.2001

10	Cash and deposits with central banks	18,046	29,259
20	Treasury securities and similar bills eligible for refinancing with central banks	94,623	329,881
30	Due from banks:	3,261,666	3,389,128
	a) repayable on demand	1,164,974	845,796
	b) other deposits	2,096,692	2,543,332
40	Loans to customers	578,359	484,757
50	Bonds and other debt securities:	1,199,923	992,823
	a) public issuers	37,492	47,229
	b) banks	1,085,340	850,504
	c) financial institutions	24	5,000
	d) other issuers	77,067	90,090
60	Shares, quotas and other equities	4,460	5,718
70	Equity investments	144	4,562
	b) other	144	4,562
80	Investments in Group companies:	385,407	296,559
	a) carried at equity	384,111	296,410
	b) other	1,296	149
90	Goodwill arising on consolidation	19,657	73,229
100	Goodwill arising upon application of the equity method	4,109	8,172
110	Intangible fixed assets	46,527	33,510
	including: goodwill	1,367	1,967
120	Tangible fixed assets	58,910	57,233
140	Own shares (par value euro 0.26)	67,650	—
150	Other assets	456,409	450,414
160	Accrued income and prepaid expenses:	62,031	31,999
	a) accrued income	26,292	24,207
	b) prepaid expenses	35,739	7,792
TOTAL ASSETS		6,257,921	6,187,244

Chairman of the	Managing Director and	Administration and
Board of Directors	General Manager	Reporting Director
Mario Prati	Ugo Ruffolo	Paolo Bacciga

Consolidated balance sheet

(Figures in thousands of euros)

LIABILITIES AND SHAREHOLDERS’ EQUITY		31.12.2002	31.12.2001

10	Due to banks:	241,406	506,908
	a) repayable on demand	101,349	166,572
	b) time or notice deposits	140,057	340,336
20	Due to customers:	3,897,930	3,560,217
	a) repayable on demand	3,040,009	2,897,606
	b) time or notice deposits	857,921	662,611
30	Securities issued:	3,070	3,406
	b) certificates of deposit	—	—
	c) other securities	3,070	3,406
50	Other liabilities	582,915	680,885
60	Accrued expenses and deferred income:	12,703	22,161
	a) accrued expenses	12,618	22,106
	b) deferred income	85	55
70	Severance fund	33,159	28,792
80	Provisions for risks and charges:	216,689	133,366
	b) taxation	62,998	47,936
	d) other provisions	153,691	85,430
110	Subordinated liabilities	200,547	200,547
120	Negative goodwill arising upon consolidation	13,021	1,342
130	Negative goodwill arising upon application of the equity method	—	—
140	Minority interests	2,287	3,647
150	Capital	254,876	236,406
160	Additional paid-in capital	52,737	—
170	Reserves:	588,633	571,383
	a) legal reserve	47,281	47,281
	b) reserve for own shares	67,650	—
	d) other reserves	473,702	524,102
180	Revaluation reserve	12,254	12,254
200	Net income	145,694	225,930
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY		6,257,921	6,187,244

Guarantees and commitments

10	Guarantees given	99,197	78,416
	including: other guarantees	99,197	78,416
20	Commitments	955,523	1,437,859

Chairman of the	Managing Director and	Administration and
Board of Directors	General Manager	Reporting Director
Mario Prati	Ugo Ruffolo	Paolo Bacciga

Consolidated statement of income

(Figures in thousands of euros)

			2002	2001

10		Interest income and similar revenues	177,532	222,586
	including from:	• loans to customers	27,670	25,355
		• debt securities	47,884	69,143
20		Interest expense and similar charges	(116,827)	(157,489)
	including on:	• deposits from customers	(95,209)	(123,495)
		• securities issued	(8,625)	(10,404)
30		Dividends and other revenues:	343	595
		a) from shares, quotas and other equities	10	7
		b) from equity investments	333	588
40		Commission income	744,493	871,183
50		Commission expense	(288,131)	(375,851)
60		Dealing profits (losses)	(9,664)	10,683
70		Other operating income	23,434	22,966
80		Administrative costs:	(296,278)	(272,534)
		a) payroll	(131,219)	(119,581)
	including:	• wages and salaries	(90,333)	(83,463)
		• social security contributions	(27,908)	(24,262)
		• severance indemnities	(5,413)	(4,823)
		• pensions and other commitments	(2,172)	(2,027)
		b) other administrative costs	(165,059)	(152,953)
90		Adjustments to intangible and tangible fixed assets	(93,356)	(54,628)
100		Provisions for risks and charges	(43,433)	(45,822)
110		Other operating expenses	(576)	(208)
120		Adjustments to loans and provisions for guarantees and commitments	(3,303)	(3,817)
130		Write-backs of loans and provisions for guarantees and commitments	1,126	1,037
150		Adjustments to financial fixed assets	(289)	(1)
160		Write-backs of financial fixed assets	15	162
170		Income (losses) from investments carried at equity	48,560	7,948
180		Operating income	143,646	226,810
190		Extraordinary income	22,654	15,211
200		Extraordinary expenses	(6,180)	(4,820)
210		Net extraordinary income	16,474	10,391
230		Change in reserve for general banking risk	2,301	—
240		Income taxes	(17,580)	(11,081)
250		Minority interests	853	(190)
260		Net income	145,694	225,930

Chairman of the	Managing Director and	Administration and
Board of Directors	General Manager	Reporting Director
Mario Prati	Ugo Ruffolo	Paolo Bacciga

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FORM AND CONTENT OF THE CONSOLIDATED FINANCIAL STATEMENTS

The consolidated financial statements as at 31.12.2002 comprise the present Notes and Directors’ Report in addition to the Consolidated Balance Sheet and Consolidated Statement of Income.

The consolidated financial statements comprise the accounts of Banca Fideuram and of those banking, finance and related companies operating both in Italy and abroad in which it directly holds a majority of the share capital. Investments in subsidiaries whose activities differ from those described above, being insurance activities, are valued using the equity method. The financial statements used for this purpose are those prepared in accordance with the accounting principles specific to the business sectors concerned.

Section 3 of Part B contains a list of the companies included in the consolidation area, together with investments carried at equity and, for completeness, investments valued at cost.

CONSOLIDATION PRINCIPLES

The consolidation principles applied comply with the provisions of Italian Legislative Decree 87/1992. The book value of investments involving an equity interest of more than 50% is offset against the corresponding portion of shareholders’ equity. These adjustments are based on the book value of the investments at the time they were acquired.

The differences arising from these operations:

•        are classified as assets in the consolidated balance sheet if positive (book value of the investment exceeds the related shareholders’ equity), and amortised over five years; however, the goodwill arising from the acquisition of investments in the French Fideuram Wargny Group companies is being amortised in equal instalments over ten years starting from the date of acquisition, a period that is regarded as appropriate considering the activities and growth plans of the companies acquired;

•        are classified as liabilities in the consolidated balance sheet if negative (book value of the investment lower than the related shareholders’ equity).

Minority interests in shareholders’ equity and in results for the period are classified separately.

Holdings of between 20% and 50% are valued using the equity method, as are controlling interests in companies outside the banking and finance sectors or that do not contribute directly to the activities of Group companies. In particular, the excess book value of the corresponding portion of shareholders’ equity at the time of the acquisition of the insurance company Fideuram Vita was classified as “Goodwill arising upon application of the equity method” and amortised over ten years rather than five, this period being regarded as more appropriate considering the average life of the subsidiary’s portfolio of insurance policies. The shortfall in book value with respect to the corresponding portion of shareholders’ equity is classified as “Negative goodwill arising upon application of the equity method”.

Changes in the value of shareholders’ equity subsequent to the date of calculating the above differences are classified as “Income (losses) from investments carried at equity” as appropriate.

Dividends recorded in the financial statements of the parent company in relation to investments consolidated line by line or using the equity method are eliminated. The related tax credit is deducted from income taxes for the financial year.

Intra-group balances and transactions between consolidated companies (incomes and expenses) are eliminated.

Where appropriate, deferred tax assets and liabilities are recorded in relation to the related consolidation adjustments.

The financial statement data of consolidated foreign companies outside the euro area are translated to euros at the year-end exchange rates. Differences arising from the translation of these companies’ shareholders’ equity are classified as “Other reserves”. Minor investments (holdings of less than 20%) are valued at cost.

FUNCTIONAL CURRENCY

The consolidated financial statements are stated in thousands of euros.

DATE OF CONSOLIDATION

The reference date of the consolidated financial statements is the accounting reference date for Banca Fideuram and the other consolidated companies.

CONSOLIDATED FINANCIAL STATEMENTS

The consolidated financial statements are prepared using the financial statements as at 31.12.2002 approved by the Boards of Directors concerned. Where necessary, they were reclassified to ensure consistency of presentation.

PART A

ACCOUNTING POLICIES

The consolidated financial statements have been prepared in accordance with the provisions of Italian Legislative Decree 87/1992 and the requirements of the Governor of the Bank of Italy’s Regulations of 7/1992. They also take into account the technical clarifications provided by the Bank of Italy and comply with the accounting principles laid down by the professional body of the Italian accounting profession (Consigli Nazionali dei Dottori Commercialisti e dei Ragionieri) or, in the absence thereof, by the International Accounting Standards Board (IASB). The accounting policies adopted are the same as those used to prepare the financial statements as at 31.12.2001. The accounting policies adopted to prepare the consolidated financial statements are the same as those used for the parent company Sanpaolo IMI.

A - SECTION 1

STATEMENT OF ACCOUNTING POLICIES

1. LOANS, GUARANTEES AND COMMITMENTS

Loans

Loans to customers are recorded in the financial statements at their estimated realisable value.  This value is determined, with respect to the gross value of loans outstanding at year-end, by deducting estimated losses of principle and interest that take careful account of the solvency of specific non-performing, problem and restructured loans, as well as the general risk of future default inherent in other performing loans.

Any increase in the value of loans with respect to their estimated realisable value at the end of the prior year is credited to the statement of income item “Write-backs of loans and provisions for guarantees and commitments”.

Default interest is recognised to the extent considered recoverable.

Discounted notes not yet due are recorded at nominal value, while the related interest not yet earned at year end is classified as “Deferred income”.

Amounts due from banks are stated at nominal value. In addition, amounts due from certain banks resident in countries with high risk ratings are adjusted on a presumptive basis that takes the debt-servicing difficulties of the country of residence into account.

Guarantees and commitments

Guarantees given are recorded at the total value of the exposure, while commitments to pay out funds are recorded at the amounts to be paid. Guarantees and commitments involving the assumption of credit risk are valued on the basis described regarding loans. Securities receivable are recorded at the forward price contractually agreed with the issuer.

2. SECURITIES AND OFF-BALANCE-SHEET TRANSACTIONS

(other than foreign currency transactions)

Securities transactions are recorded as at the time of settlement.

Investment securities

Investment securities are valued at their historical purchase cost. They are written down if there is a lasting deterioration in the solvency of the issuer or ability of the related country of residence to repay the debt. The original value is reinstated if the reasons for the write-down cease to apply. The difference between purchase cost and the related redemption price of fixed-income securities is classified as an adjustment to the interest earned by such securities. This adjustment is made on an accruals basis in relation to the residual period until the securities mature.

Dealing securities

Securities held for dealing and/or treasury management purposes are not deemed to be investment securities. They are valued as follows:

•        If listed on regulated markets, they are valued at the official period-end quoted prices.

•        If unlisted, they are valued at whichever is the lowest of the daily moving weighted average cost or estimated realisable value, determined in relation to the prices for similar securities quoted on regulated markets, and the current value of future financial flows, discounted at an appropriate market rate. This estimate also takes the solvency of the issuer into account.

The results of valuations performed using the above criteria are recorded in the statement of income item “Profits (losses) on financial transactions”. The original value of securities is reinstated if the reasons for any write-downs in previous financial years cease to apply.

Off-balance-sheet transactions in securities

Purchase commitments are recorded on the same basis adopted to value the destination portfolio. Conversely, sale commitments are valued taking the contractual forward sale price into account as well.

Security derivatives

Assets and derivative contracts are valued separately. When they are linked, however, the contracts are valued in the same way as the assets they hedge.

Repurchase agreements

Repurchase agreements that require the holder to resell the securities acquired when the agreement matures are recorded as loans and payables in the financial statements. The cost of borrowing and revenues from lending, represented by the interest coupons due on securities and the difference between the spot and forward prices, are recorded as interest on an accruals basis in the statement of income.

3. EQUITY INVESTMENTS

Investments in Group companies that are not consolidated line-by-line are valued using the equity method unless they represent minor or insignificant equity investments. Other equity investments are valued at LIFO cost, using annual layers. The book value is written down when the loss in value of an equity investment is deemed to be permanent. The original value is reinstated if the reasons for any write-downs cease to apply. Equity investments denominated in foreign currency and carried at cost are recorded using the exchange rates current at the time they were purchased.

4. ASSETS AND LIABILITIES DENOMINATED IN FOREIGN CURRENCIES

(including off-balance-sheet transactions)

Foreign currency transactions are recognised at the time they are settled. Assets, liabilities and spot off-balance-sheet transactions still to be settled are translated to the functional currency using the period-end exchange rates. The effect of this valuation is reflected in the statement of income. Forward off-balance-sheet transactions entered into for hedging or trading purposes are valued using the spot or forward exchange rates applicable at period end respectively. The effect of this valuation is reflected in the statement of income.

Assets/liabilities and foreign currency derivative contracts are valued separately. When they are linked, however, they are valued in the same way. The results of these valuations are recorded in the statement of income.

Trading contracts are valued using the forward exchange rates applicable at period end for the maturities of the contracts concerned. Hedging contracts are valued using the spot exchange rates applicable at period end.

5. TANGIBLE AND INTANGIBLE FIXED ASSETS

Tangible fixed assets are recorded at purchase cost, including related expenses, as increased by the cost of improvements and the revaluations recorded in prior years in accordance with related legislation.

The book value is determined by deducting accumulated depreciation from the gross value defined above. This depreciation is calculated systematically on a straight-line basis over the residual useful lives of the assets concerned, starting from the year they enter service.

Tangible fixed assets used by third parties under finance lease arrangements are reflected in the consolidated balance sheet using lease accounting methods. Intangible fixed assets, including enjoyment rights and costs attributable to more than one year, are recorded with the agreement of the Board of Auditors, where required by law, and stated net of accumulated amortisation calculated systematically over their estimated useful lives, which do not exceed five years.

In previous financial years Banca Fideuram calculated the monetary revaluation of tangible fixed assets (mainly buildings) in accordance with Italian law for the values set out in Part B, section 4.

6. OWN SHARES

Own shares held for trading purposes are valued at whichever is the lowest of cost and market value at period end.

7. OTHER INFORMATION

Provision for employee severance indemnities

This represents the liability to all employees, accrued in accordance with current legislation and employment agreements.

Provisions for risks and charges

The Provision for taxation represents the liability for income taxes, estimated in accordance with current legislation, and includes the provision for deferred tax liabilities.

Accounting principle No. 25 of the CNDCeR, the professional association for accountants in Italy (referred to in notice No. 99059010 of 30.7.1999 of the Italian National Commission for Listed Companies and the Stock Exchange (CONSOB), and the Bank of Italy regulations dated 3.8.1999) has been applied, in accordance with which deferred tax assets and liabilities are recognised in accordance with the accruals principle. Deferred tax assets and liabilities reflect the tax effect of timing differences between the book value of assets and liabilities and their value for tax purposes.

This provision also covers the taxes that the Bank expects to pay on the earnings of foreign equity investments, which will be taxable in the form of foreign dividends when they are collected in Italy.

The item “Income taxes” therefore consists of the sum of current taxes and changes in deferred tax assets and liabilities.

The item Other provisions covers known or likely liabilities and charges, the timing and amount of which cannot be determined with certainty at year end or by the date the financial statements are finalised. The provisions reflect the best estimates possible on the basis of the information available.

Revenues and expenses

Interest income and expense and other revenues and costs are recorded on an accruals basis in accordance with the matching principle. Default interest earned during the period is only recognised in the half-year financial statements to the extent that it is deemed to be recoverable.

A - SECTION 2

ADJUSTMENTS AND PROVISIONS FOR TAXES

No adjustments or provisions were recorded solely for tax purposes.

PART B

NOTES TO THE CONSOLIDATED BALANCE SHEET

B - SECTION 1

LOANS

Item 10 “Cash and deposits with central banks”

31.12.2002

	Euro	Foreign currency	Total
Cash deposits	15,690	97	15,787
Deposits with post offices	2,223	36	2,259
Total	17,913	133	18,046

Item 30 “Due from banks”

	Euro	Foreign currency	Total
a) On demand
Current accounts	195,949	8,991	204,940
Deposits on demand	705,844	254,260	960,104
Adjustments	—	(71)	(71)
Total on demand	901,793	263,180	1,164,973
b) Other loans
Deposits in central banks	22,559	—	22,559
Time deposits	942,446	288,056	1,230,502
Repurchase agreements	843,631	1	843,632
Total other loans	1,808,636	288,057	2,096,693
Total due from banks	2,710,429	551,237	3,261,666

The item “Due from banks” includes a sum of 313.5 million euros relating to Banca Sanpaolo Invest and its subsidiary Sanpaolo Invest Ireland (including 156.7 million on demand).

Item 40 “Loans to customers”	31.12.2002

	Euro	Foreign currency	Total
Current accounts	462,333	16	462,349
Mortgage loans	67,154	—	67,154
Other grants	47,280	4,644	51,924
Non-performing loans	7,813	—	7,813
Other	237	—	237
Repurchase agreements	—	—	—
Adjustments	(11,066)	(52)	(11,118)
Total	573,751	4,608	578,359

1.1 Breakdown of item 30

“Due from banks”

	31.12.2002	31.12.2001
a) Due from Central Banks	40,938	93,709
b) Bills eligible for refinancing with Central Banks	—	—
c) Finance leases	—	—
d) Repurchase agreements	843,632	463,048
e) Securities loaned	—	—

1.2 Analysis of loans to banks as at 31.12.2002

	Gross value	Total adjustments	Net book value
A. Doubtful loans	236	(71)	165
A1. Non-performing loans	—	—	—
A2. Problem loans	—	—	—
A3. Loans currently being restructured	—	—	—
A4. Restructured loans	—	—	—
A5. Unsecured loans exposed to country risk	236	(71)	165
B. Performing loans	3,261,501	—	3,261,501

1.3 Movements in gross doubtful amounts due from banks

	Non-performing loans	Problem loans	Loans currently being restructured	Restructured loans	Unsecured loans exposed to country risk
A. Gross value as at 1.1.2002	—	—	—	—	407
A1. including: default interest	—	—	—	—	—
B. Increases	—	—	—	—	—
B.1 Transfers from performing loans	—	—	—	—	—
B.2 Default interest	—	—	—	—	—
B.3 Transfers from other categories of doubtful loans	—	—	—	—	—
B.4 Other increases	—	—	—	—	—
C. Decreases	—	—	—	—	(171)
C.1 Transfers to performing loan	—	—	—	—	—
C.2 Write-offs	—	—	—	—	—
C.3 Collections	—	—	—	—	—
C.4 Disposals	—	—	—	—	—
C.5 Transfers to other categories of doubtful loans	—	—	—	—	—
C.6 Other decreases	—	—	—	—	(171)
D. Gross value as at 31.12.2002	—	—	—	—	236
D.1 including: default interest	—	—	—	—	—

1.4 Adjustments to loans

	Non-performing loans	Problem loans	Loans currently being restructured	Restructured loans	Unsecured loans exposed to country risk	Performing loans
A. Total adjustments as at 1.1.2002	—	—	—	—	122	—
A1. including: default interest	—	—	—	—	—	—
B. Increases	—	—	—	—	—	—
B.1 Adjustments	—	—	—	—	—	—
B.1.1 including: default interest	—	—	—	—	—	—
B.2 Use of provisions for loan losses	—	—	—	—	—	—
B.3 Transfers from other categories of loans	—	—	—	—	—	—
B.4 Other increases	—	—	—	—	—	—
C. Decreases	—	—	—	—	(51)	—
C.1 Write-backs from year-end valuations	—	—	—	—	(51)	—
C.1.1 including: default interest	—	—	—	—	—	—
C.2 Write-backs following collections	—	—	—	—	—	—
C.2.1 including: default interest	—	—	—	—	—	—
C.3 Write-offs	—	—	—	—	—	—
C.4 Transfers to other categories of loans	—	—	—	—	—	—
C.5 Other decreases	—	—	—	—	—	—
D. Total adjustments as at 31.12.2002	—	—	—	—	71	—
D.1 including: default interest	—	—	—	—	—	—

1.5 Breakdown of item 40

“Loans to customers”

	31.12.2002	31.12.2001
a) Bills eligible for refinancing with Central Banks	—	—
b) Finance leases	—	—
c) Repurchase agreements	—	12,585
d) Securities loaned	—	—

1.6 Secured loans to customers

a) Mortgages	60,599	60,340
b) Pledged assets:	421,853	355,255
1. cash deposits	1,983	—
2. securities	417,244	347,970
3. other instruments	2,626	7,285
c) Guarantees given by:	6,412	14,977
1. Governments	—	—
2. other public entities	—	—
3. banks	4,641	—
4. other operators	1,771	14,977

Non-performing loans

(including default interest)

	31.12.2002	31.12.2001
Book value	10,480	7,663
Adjustments	(7,611)	(5,594)
Estimated realisable value	2,869	2,069

Default interest

a) Non-performing loans
• book value	1,838	1,765
• adjustments	(1,838)	(1,765)
• estimated realisable value	—	—
b) Other deposits	—	—

1.7 Analysis of loans to customers as at 31.12.2002

	Gross value	Total adjustments	Net book value
A. Doubtful loans	10,489	(7,611)	2,878
A1. Non-performing loans	10,480	(7,611)	2,869
A2. Problem loans	—	—	—
A3. Loans currently being restructured	—	—	—
A4. Restructured loans	9	—	9
A5. Unsecured loans exposed to country risk	—	—	—
B. Performing loans	581,697	(6,216)	575,481

1.8 Movements in gross doubtful loans to customers

	Non-performing loans	Problem loans	Loans currently being restructured	Restructured loans	Unsecured loans exposed to country risk
A. Gross value as at 1.1.2002	7,663	64	—	76	—
A1. including: default interest	1,765	—	—	—	—
B. Increases	7,603	—	—	—	—
B.1 Transfers from performing loans	1,814	—	—	—	—
B.2 Default interest	419	—	—	—	—
B.3 Transfers from other categories of doubtful loans	64	—	—	—	—
B.4 Other increases	5,306	—	—	—	—
C. Decreases	(4,786)	(64)	—	(67)	—
C.1 Transfers to performing loans	—	—	—	—	—
C.2 Write-offs	(1,192)	—	—	—	—
C.3 Collections	(435)	—	—	(67)	—
C.4 Disposals	—	—	—	—	—
C.5 Transfers to other categories of doubtful loans	—	(64)	—	—	—
C.6 Other decreases	(3,159)	—	—	—	—
D. Gross value as at 31.12.2002	10,480	—	—	9	—
D.1 including: default interest	1,838	—	—	—	—

1.9 Adjustments to loans

	Non-performing loans	Problem loans	Loans currently being restructured	Restructured loans	Unsecured loans exposed to country risk	Performing loans
A. Total adjustments as at 1.1.2002	5,594	6	—	—	—	6,810
A1. including: default interest	5,594	—	—	—	—	—
B. Increases	3,758	—	—	—	—	94
B.1 Adjustments	1,348	—	—	—	—	—
B.1.1 including: default interest	419	—	—	—	—	—
B.2 Use of provisions for loan losses	—	—	—	—	—	—
B.3 Transfers from other categories of loans	1,288	—	—	—	—	—
B.4 Other increases	1,122	—	—	—	—	94
C. Decreases	(1,741)	(6)	—	—	—	(688)
C.1 Write-backs from year-end valuations	(47)	—	—	—	—	—
C.1.1 including: default interest	—	—	—	—	—	—
C.2 Write-backs following collections	(103)	—	—	—	—	—
C.2.1 including: default interest	(45)	—	—	—	—	—
C.3 Write-offs	(1,591)	(6)	—	—	—	(573)
C.4 Transfers to other categories of loans	—	—	—	—	—	(62)
C.5 Other decreases	—	—	—	—	—	(53)
D. Total adjustments as at 31.12.2002	7,611	—	—	—	—	6,216
D.1 including: default interest	1,838	—	—	—	—	—

B - SECTION 2

SECURITIES

Balance Sheet classification	31.12.2002	31.12.2001
Treasury securities and similar bills eligible for refinancing with Central banks (item 20)	94,623	329,881
Bonds and other debt securities (item 50)	1,199,923	992,823
Shares, quotas and other equities (item 60)	4,460	5,718
Total	1,299,006	1,328,422

The item “Bonds and other debt securities” includes 683 million euros (666 million as at 31.12.2001) relating to repurchase agreements with IMI Bank Lux.

Analysis

Investment securities	19,776	25,518
Dealing securities	1,279,230	1,302,904
Total	1,299,006	1,328,422

Analysis of the difference between the book values and maturity values of fixed-income securities held for investment purposes

	31.12.2002			31.12.2001
	Book value	Maturity value	Higher maturity value	Book value	Maturity value	Higher maturity value
Government securities listed	963	964	1	946	947	1
Other securities listed	18,813	18,818	5	17,551	17,567	16
Other securities unlisted	—	—	—	6,921	6,916	(5)

In accordance with a specific resolution of the Board of Directors, investment securities are held for the long-term as a stable investment and any disposals must be formally authorised by the Board.

2.1 Investment securities

	31.12.2002		31.12.2001
	Book value	Market value	Book value	Market value
1. Debt securities	19,776	19,776	25,418	29,866
1.1 Government securities	963	966	946	922
• listed	963	966	946	922
• unlisted	—	—	—	—
1.2 Other securities	18,813	18,810	24,472	28,944
• listed	18,813	18,810	17,551	22,028
• unlisted	—	—	6,921	6,916
2. Equities	—	—	100	100
• listed	—	—	100	100
• unlisted	—	—	—	—
Total	19,776	19,776	25,518	29,966

2.2 Changes in investment securities

	31.12.2002	31.12.2001
A. Opening balance	25,518	36,446
B. Increases	16,725	55,316
B1. Purchases	16,592	54,231
B2. Write-backs	133	48
B3. Transfers from dealing portfolio	—	612
B4. Other changes	—	425
C. Decreases	22,467	66,244
C1. Sales	13,828	56,851
C2. Redemptions	7,369	1,798
C3. Adjustments	300	7,025
including: permanent write-downs	11	11
C4. Transfers to dealing portfolio	99	—
C5. Other changes	871	570
D. Closing balance	19,776	25,518

2.3 Dealing securities

	31.12.2002		31.12.2001
	Book value	Market value	Book value	Market value
1. Debt securities	1,275,197	1,275,192	1,297,186	1,297,194
1.1 Government securities	132,288	132,288	400,226	400,226
• listed	124,788	124,788	400,226	400,226
• unlisted	7,500	7,500	—	—
1.2 Other securities	1,142,909	1,142,904	896,960	896,960
• listed	351,635	351,607	147,460	147,460
• unlisted	791,274	791,297	749,500	749,508
2. Equities	4,033	4,159	5,718	6,066
• listed	1,432	1,432	5,022	5,022
• unlisted	2,601	2,727	696	1,044
Total	1,279,230	1,279,351	1,302,904	1,303,260

The item “Other securities - unlisted” includes securities totalling 683 million euros (666 million as at 31.12.2001) relating to repurchase agreements with IMI Bank Lux.

2.4 Changes in dealing securities

	31.12.2002	31.12.2001
A. Opening balance	1,302,904	846,449
B. Increases	14,113,216	16,292,541
B1. Purchases	14,106,329	16,206,477
• Debt securities	10,990,837	16,184,328
• Government securities	5,248,619	9,491,730
• Other securities	5,742,218	6,692,598
• Equities	3,115,492	22,149
B2. Write-backs and revaluations	1,445	665
B3. Transfers from investment portfolio	99	—
B4. Other changes	5,343	85,399
C. Decreases	14,136,890	15,836,086
C1. Sales	14,122,813	15,759,781
• Debt securities	11,017,303	15,736,122
• Government securities	5,525,018	9,376,347
• Other securities	5,492,285	6,359,775
• Equities	3,105,510	23,659
C2. Adjustments	12,299	2,404
C3. Transfers to investment portfolio	—	—
C5. Other changes	1,778	73,901
D. Closing balance	1,279,230	1,302,904

The item “Other changes” under increases (B4) mainly comprises income from dealing in securities for the period.

The item “Other changes” under decreases (C5) mainly comprises the issue discounts accrued at the end of the previous financial year.

B - SECTION 3

SUBSIDIARIES AND OTHER MINOR INVESTMENTS

3.1 Significant investments

									Voting	Consolidated
									rights at	book value
		Type of	Shareholders’				Ownership		shareholders’	(thousand
Name		relationship	equity (*)		Net income		Held by	%	meeting	euros)
A. Companies consolidated line by line
	A.1 Line-by-line basis
1.	Banca Fideuram S.p.A. - Milan		Euros	934,034	Euros	129,930				—
	Capital Euros 254,875,546.64 in shares of Euros 0.26 each
2.	Fideuram Bank (Luxembourg) S.A.	1	Euros	36,659	Euros	9,195	BF/FV	99.99%	99.99%	—
	Capital Euros 20,000,000 in shares of Euros 1,000 each
3.	Fideuram Fiduciaria S.p.A. - Rome	1	Euros	2,520	Euros	485	BF	100.00%	100.00%	—
	Capital Euros 1,551,000 in shares of Euros 517 each
4.	Fideuram Fondi Sgr S.p.A. - Rome	1	Euros	30,403	Euros	9,427	BF	99.25%	99.25%	—
	Capital Euros 17,233,161 in shares of Euros 517 each
5.	Fideuram Gestions S.A. - Luxembourg	1	Euros	17,549	Euros	2,808	BF/FV	99.99%	99.99%	—
	Capital Euros 10,000,000 in shares of Euros 100 each
6.	Fideuram Gestioni Patrimoniali Sim S.p.A. - Milan	1	Euros	10,988	Euros	4,041	BF	100.00%	100.00%	—
	Capital Euros 5,000,000 in shares of Euro 1 each
7.	Fideuram Capital Sim S.p.A. - Milan	1	Euros	17,230	Euros	4,533	BF	100.00%	100.00%	—
	Capital Euros 9,250,000 in shares of Euro 1 each
8.	Fideuram Bank (Suisse) A.G. - Zurich	1	Chf	31,871	Chf	131	FBL	99.95%	99.95%	—
	Capital Chf 15,000,000 in shares of Chf 500 each
9.	Fideuram Asset Management (Ireland) Ltd - Dublin	1	Euros	185,686	Euros	184,896	BF	100.00%	100.00%	—
	Capital Euros 1,000,000 in shares of Euros 1,000 each
10.	Financière Fideuram S.A.- Paris	1	Euros	28,075	Euros	(9,526)	BF	94.95%	94.95%	—
	Capital Euros 18,613,800 in shares of Euros 25 each
11.	Banque Privée Fideuram Wargny S.A. - Paris	1	Euros	68,562	Euros	(20,005)	BF/FF	94.82%	94.82%	—
	Capital Euros 47,550,000 in shares of Euros 40 each
12.	Fideuram Wargny Gestion S.A. - Paris	1	Euros	4,007	Euros	(44)	BPFW	94.76%	94.76%	—
	Capital Euros 204,600 in shares of Euros 15.5 each
13.	Fideuram Wargny Gestion S.A.M. - Monaco	1	Euros	4,922	Euros	225	BPFW	94.78%	94.78%	—
	Capital Euros 2,500,000 in shares of Euros 100 each
14.	Sogesmar S.A. - Paris	1	Euros	295	Euros	(288)	BPFW/FF	94.35%	94.35%	—
	Capital Euros 147,645 in shares of Euros 76.5 each
15.	Fideuram Wargny Active Broker S.A. - Paris	1	Euros	14,996	Euros	(7,123)	BPFW	94.82%	94.82%	—
	Capital Euros 3,299,835 in shares of Euros 15.4 each
16.	W.D.W. - Paris	1	Euros	43	Euros	13	BPFW	94.56%	94.56%	—
	Capital Euros 38,249.75 in shares of Euros 15 each
17.	Banca Sanpaolo Invest - Rome	1	Euros	72,352	Euros	5,130	BF	100.00%	100.00%	—
	Capital Euros 56,000,000 in shares of Euros 140 each
18.	Sanpaolo Invest Ireland Ltd - Dublin	1	Euros	5,061	Euros	4,542	SPI	100.00%	100.00%	—
	Capital Euros 127,000 in shares of Euros 1 each
B.	Investments carried at equity
	1. Fideuram Assicurazioni S.p.A. - Rome	1
	Capital Euros 6,966,000 in shares of Euros 516 each		Euros	13,491	Euros	2,066	BF	100.00%	100.00%	Euros	13,491
	2. Fideuram Vita S.p.A. - Rome	1
	Capital Euros 55,692,000 in shares of Euros 5.2 each		Euros	377,072	Euros	45,656	BF	99.78%	99.78%	Euros	370,620
C.	Other significant investments
	1. Studi e Ricerche Fiscali (Consortium) - Rome	8	Euros	258	Euros	—	BF	10.00%	10.00%	Euros	26

Legend

Type of relationship:

1 = Control as per sub-paragraph 1, No. 1, art. 2359 of the Italian Civil Code

(majority of voting rights at general meeting)

8 = Associated company

Held by:

BF= Banca Fideuram, FV= Fideuram Vita, FC= Fideuram Capital,

FF= Financière Fideuram, BPFW= Banque Privée Fideuram Wargny

FBL= Fideuram Bank (Lux), SPI= Banca Sanpaolo Invest

(*) Including the net income shown in the next column

Investments carried at cost are analysed below:

Name	Book value	Ownership
		(%)
A. Investments in banks	—
B. Investments in financial institutions	35
Graviere Gestion - Paris	17	7.72
Hogep Hoche Gestion - Paris	18	10.00
C. Other investments	109
Fondo Interbancario di Tutela dei Depositi	1	0.16
Istituto per l’Enciclopedia della Banca e della Borsa S.p.A. - Rome	2	0.35
Industrie Aeronautiche Meccaniche Rinaldo Piaggio S.p.A. Genoa (1)	—	3.86
S.W.I.F.T. S.C. - Brussels	5	0.02
Società Gestione Realizzo S.p.A. - Rome	97	0.63
S.I.A. Società Interbancaria per l’Automazione S.p.A. - Milan	3	0.02
S.S.B. Società Servizi Bancari S.p.A. - Milan	1	0.03
Total	144

(1) Fully written down.

The above investments are included in assets item 70 b) “Other equity investments”.

Item 70 “Equity investments”

	31.12.2002	31.12.2001
b) Other
Euronext S.A.	—	4,427
Società Gestione Realizzo S.p.A.	97	86
Hogep Hoche Gestion S.A.	18	18
Graviere Gestion S.A.	17	17
Istituto per l’Enciclopedia della Banca e della Borsa S.p.A.	2	3
S.W.I.F.T. S.C.	5	5
S.I.A. Società Interbancaria per l’Automazione S.p.A.	3	4
S.S.B. Società Servizi Bancari S.p.A.	1	1
Fondo Interbancario di Tutela dei Depositi (Consortium)	1	1
Total	144	4,562

Item 80 “Investments in Group companies”

a) Carried at equity	384,111	296,410
Fideuram Vita S.p.A.	370,620	278,557
Fideuram Assicurazioni S.p.A.	13,491	12,640
Sanpaolo IMI Institutional Asset Management S.p.A.	—	5,213
b) Other	1,296	149
Studi e Ricerche Fiscali (Consortium)	26	26
Sanpaolo Life (Ireland)	1,270	—
Finomatic S.A.	—	8
Finance Gestion S.A.	—	77
W.D.W. S.A.	—	38
Total	385,407	296,559

3.2 Amounts due to and from Group companies

	Subsidiaries (*)	Companies subject to considerable influence	Parent company	Companies controlled by the parent	31.12.2002 Total	31.12.2001 Total
a) Assets					1,650,929	1,090,708
1. Due from banks	—	—	145,538	747,762	893,300	367,605
including: subordinated	—	—	—	—	—	—
2. Due from financial institutions	—	—	—	—	—	—
including: subordinated	—	—	—	—	—	—
3. Due from other customers	—	—	—	299	299	—
including: subordinated	—	—	—	—	—	—
4. Bonds and other debt securities	—	—	41,185	716,145	757,330	723,103
including: subordinated	—	—	3,781	1,781	5,562	1,517

b) Liabilities					278,154	443,231
1. Due to banks	—	—	1,165	30,068	31,233	327,202
2. Due to financial institutions	—	—	—	29	29	136
3. Due to other customers	243,854	201	—	837	244,892	113,893
4. Securities issued	—	—	—	—	—	—
5. Subordinated liabilities	2,000	—	—	—	2,000	2,000

c) Guarantees and commitments					231,755	175,904
1. Guarantees given	—	—	516	478	994	678
2. Commitments	1,518	—	—	229,243	230,761	175,226

(*) Subsidiaries consolidated using the equity method.

3.3 Amounts due to and from investments

(non-Group companies)

	31.12.2002	31.12.2001
a) Assets	299	352
1. Due from banks	—	—
including: subordinated	—
2. Due from financial institutions	—	—
including: subordinated	—
3. Due from other customers	299	352
including: subordinated	—
4. Bonds and other debt securities	—	—
including: subordinated	—
b) Liabilities	—
1. Due to banks	—	—
2. Due to financial institutions	—	—
3. Due to other customers	—	—
4. Securities issued	—	—
5. Subordinated liabilities	—	—
c) Guarantees and commitments	—
1. Guarantees given	—	—
2. Commitments	—	—

3.4 Item 70 “Equity investments”

a) Investments in banks	—	—
1. listed	—	—
2. unlisted	—	—
b) Investments in financial institutions	35	35
1. listed	—	—
2. unlisted	35	35
c) Other	109	4,527
1. listed	—	4,527
2. unlisted	109	100
Total	144	4,562

3.5 Item 80 “Investments in Group companies”

	31.12.2002	31.12.2001
a) Investments in banks	—	—
1. listed	—	—
2. unlisted	—	—
b) Investments in financial institutions	—	5,336
1. listed	—	—
2. unlisted	—	5,336
c) Other	385,407	291,223
1. listed	—	—
2. unlisted	385,407	291,223
Total	385,407	296,559

3.6 Changes in investment portfolio

3.6.1 Investments in Group companies

A. Opening balance	296,559	303,624
B. Increases	124,309	12,887
B1. Purchases	75,593	43
B2. Write-backs	—	—
B3. Revaluations	48,716	8,186
B4. Other changes	—	4,658
C. Decreases	35,461	19,952
C1. Sales	5,298	47
C2. Adjustments	—	—
including: permanent write-downs
C3. Other changes	30,163	19,905
D. Closing balance	385,407	296,559
E. Total revaluations	225,501	206,222
F. Total adjustments	—	—

The changes in investments in Group companies (B1) largely concern increases in the share capital of subsidiary Fideuram Vita.

The item “Revaluations” under increases (B3) reflects the increase in shareholders’ equity deriving from net income for the period.

The item “Other changes” under decreases (C3) principally comprises dividends paid by subsidiaries.

3.6.2 Other equity investments

A. Opening balance	4,562	4,754
B. Increases	10	4,464
B1. Purchases	—	—
B2. Write-backs	10	2
B3. Revaluations	—	—
B4. Other changes	—	4,462
C. Decreases	4,428	4,656
C1. Sales	4,427	—
C2. Adjustments	1	1
including: permanent write-downs	1	1
C3. Other changes	—	4,655
D. Closing balance	144	4,562
E. Total revaluations	46	36
F. Total adjustments	959	958

The item “Sales” relates to the total sale of Banque Privée Fideuram Wargny’s holding in Euronext.

B - SECTION 4

TANGIBLE AND INTANGIBLE FIXED ASSETS

Item 120 “Tangible fixed assets”

	31.12.2002	31.12.2001
Immovable property used for operating purposes	34,711	37,460
Plant and equipment	14,936	12,801
Furniture and furnishings	9,263	6,972
Total	58,910	57,233

4.1 Changes in tangible fixed assets

A. Opening balance	57,233	59,240
B. Increases	16,936	11,281
B1. Purchases	11,297	10,129
B2. Write-backs	—	—
B3. Revaluations	—	—
B4. Other changes	5,639	1,152
C. Decreases	15,259	13,288
C1. Sales	142	702
C2. Adjustments	14,119	12,078
a) depreciation	14,119	12,078
b) permanent write-downs	—	—
C3. Other changes	998	508
D. Closing balance	58,910	57,233
E. Total revaluations	48,161	48,161
F. Total adjustments:	135,288	121,080
a) depreciation	135,288	121,080
b) permanent write-downs	—	—

The balance of the item “Other changes” under increases (B4) mainly comprises the initial figures relating to Banca Sanpaolo Invest and its subsidiary Sanpaolo Invest Ireland. The item “Total revaluations” under tangible fixed assets (mainly buildings) regards Banca Fideuram and resulted from applying Italy’s currency adjustment laws in 2000 and prior financial years.

Item 110 “Intangible fixed assets”

Goodwill	1,367	1,967
Software purchase costs	32,931	19,418
Improvements to leasehold branch properties	10,906	9,292
Other deferred expenses	1,323	2,833
Total	46,527	33,510

The item Goodwill regards the French subsidiary Fideuram Wargny Gestion, with the decrease reflecting the fall in value during the period.

4.2 Changes in intangible fixed assets

A. Opening balance	33,510	26,815
B. Increases	35,006	25,633
B1. Purchases	23,499	25,086
B2. Write-backs	—	—
B3. Revaluations	—	—
B4. Other changes	11,507	547
C. Decreases	21,989	18,938
C1. Sales	131	93
C2. Adjustments	21,601	18,574
a) amortisation	21,601	18,574
b) permanent write-downs	—	—
C3. Other changes	257	271
D. Closing balance	46,527	33,510
E. Total revaluations	—	—
F. Total adjustments:	76,131	56,197
a) amortisation	76,131	56,197
b) permanent write-downs	—	—

The balance of the item “Other changes” under increases (B4) mainly comprises the initial figures relating to Banca Sanpaolo Invest and its subsidiary Sanpaolo Invest Ireland.

B - SECTION 5

OTHER ASSETS

5.1 Item 150 “Other assets”

	31.12.2002	31.12.2001
Clearing accounts and other receivables	58,198	94,244
Deferred tax assets	66,010	61,676
Commissions and fess receivable	71,616	88,216
Transactions in progress	31,567	38,672
Due from private bankers	101,421	54,838
Cash, cheques, coupons, prepaid stamp duty etc.	21,426	31,679
Withholding tax	23,910	37,312
Due from tax authorities	11,456	41,130
Unprocessed transactions relating to securities transactions	30,168	433
Effect of valuing off-balance-sheet transactions	15,401	1,561
Invoices issued	3,102	786
Other taxation	200	59
Tax credits relating to dividends	21,934	—
Adjustments	—	(192)
Total	456,409	450,414

Other assets relating to Banca Sanpaolo Invest and its subsidiary Sanpaolo Invest Ireland totalled 92.1 million euros as at 31.12.2002, including amounts due from private bankers totalling 35 million euros and approximately 12 million regarding assets in progress / under construction related to securities transactions.  The item “Due from the tax authorities” mainly relates to the Bank and includes accrued interest.

The changes during the year related to the item “Deferred tax assets” were as follows:

Opening balance	61,676	85,407
Deferred tax assets recognised in the period	47,719	35,825
Taxes reversing in the period	(48,810)	(59,556)
Sanpaolo Invest opening balance	5,425	—
Closing balance	66,010	61,676

5.2 Item 160 “Accrued income prepaid expenses”

Accrued income	26,292	24,207
Interest on securities	20,483	17,996
Interest on amounts due from banks	3,815	5,338
Interest from loans to customers	123	331
Covering of Index Bonus	87	—
Other	1,784	542
Prepaid expenses	35,739	7,792
Commissions on financial products	8	54
Subordinated liabilities	3,577	4,107
Rental expense	745	544
Invoices	1,646	951
Insurance inflow Bonus (*)	26,646	—
Staff	281	265
Insurance	1,457	533
Other	1,379	1,338
Total	62,031	31,999

(*) Bonus linked to the insurance inflow target set in the 2002 plan and proportional to the average duration of life premiums written.

5.3 Adjustments to accrued income and prepaid expenses

Accrued expenses and deferred income are all recorded separately and, accordingly, no balance sheet accounts have been adjusted to reflect these amounts.

5.4 Subordinated assets

	31.12.2002	31.12.2001
a) Due from banks	—	—
b) Loans to customers	—	—
c) Bonds and other debt securities	15,687	6,711
Total	15,687	6,711

B - SECTION 6

PAYABLES

Item 10 “Due to banks”	31.12.2002

	Euros	Foreign Currency	Total
a) On demand
Current accounts	30,140	14,209	44,349
Deposits on demand	45,898	11,102	57,000
b) Forward upon notice
Time deposits	114,610	25,447	140,057
Repurchase agreements	—	—	—
Total	190,648	50,758	241,406

1.1 Breakdown of the item “Due to banks”

	31.12.2002	31.12.2001
a) Repurchase agreements	—	58,899
b) Securities loaned	—	—

Item 20 “Due to customers”	31.12.2002

	Euros	Foreign Currency	Total
a) On demand
Saving deposits	95,870	13,001	108,871
Current accounts	843,610	96,066	939,676
“Moneta Attiva”	1,991,462	—	1,991,462
b) Forward upon notice
Repurchase agreements	857,921	—	857,921
Total	3,788,863	109,067	3,897,930

The total balance includes 392.1 million euros regarding Banca Sanpaolo Invest, including 242.8 million on demand.

1.2 Breakdown of the item

“Due to customers”

	31.12.2002	31.12.2001
a) Repurchase agreements	857,921	679,560
b) Securities loaned	—	—

Item 30 “Securities issued”	31.12.2002

	Euros	Foreign Currency	Total
Other securities
• Own bankers’ draft	3,070	—	3,070
Total	3,070	—	3,070

B - SECTION 7

PROVISIONS

Item 70 “Provision for employee severance indemnities” - changes during the period

	31.12.2002	31.12.2001
Opening balance	28,792	26,218
Decreases:
• indemnities and advances paid	1,837	785
• other	87	589
• to Sanpaolo IMI Group pension fund
(Italian Legislative Decree 124/1993)	1,331	605
Increases:
• provisions	5,413	4,553
• other	2,209	—
Closing balance	33,159	28,792

The item “Other changes” under increases principally comprises the initial figures of Banca Sanpaolo Invest and its subsidiary Sanpaolo Invest Ireland.

Sub-item 80 a) “Pensions and similar commitments” - changes during the period

Opening balance	47,936	111,263
Decreases:
• utilisation	(11,176)	93,106
• surplus	—	81
Increases:
• provision for income taxes	17,640	29,860
• other	8,598	—
Closing balance	62,998	47,936

The item “Other changes” under increases principally comprises the initial figures of Banca Sanpaolo Invest and its subsidiary Sanpaolo Invest Ireland.

The “Provision for taxation” includes the provision for deferred tax liabilities, the changes for which were as follows in the period:

Opening balance	6,637	42,910
Deferred tax liabilities recognised in the period	3,474	6,318
Taxes reversing in the period	(6,157)	(42,510)
Other	33	(81)
Closing balance	3,987	6,637

The “Provision for taxation” covers direct taxes payable for the financial year and the amounts that could potentially be claimed by the Italian Inland Revenue regarding the current tax disputes.

The subsidiary Fideuram Vita is in dispute with the Italian Inland Revenue regarding the 1985 to 1987 financial years. The company obtained a favourable judgement at first instance but substantially against at second and third. Considering that this did not prejudice the possibility of its obtaining a favourable final judgement, Fideuram Vita has lodged an appeal in cassation. The potential cost to the company if the current judgement is confirmed would be minimal, but it could become significant (although it would still be amply covered by the existing reserves) if a similar case were to extend to subsequent financial years that are still open (from 1997 onwards). Having taken expert counsel and also taken into account both the likely increasingly favourable progress of the case and the fact that the subject of the dispute results from practices that are universally adopted throughout the insurance sector, we have not made any special provisions to cover the risk of losing.

7.3 Subitem 80 d) “Provisions for risks and charges - other”

Provision for legal disputes and claims from receivers	39,962	17,381
Provisions for Private Bankers’ severance indemnities	26,637	22,218
Provisions for guarantees and commitments	906	904
Provisions for losses on commissions advanced	73,302	44,805
Provisions for meritocratic indemnities	1,104	—
Other provisions	11,780	122
Total	153,691	85,430

The “Provision for legal disputes and claims from receivers” covers the Group’s exposure to legal action and claims where the outcome is uncertain, and was determined following a detailed assessment of each case. The “Provisions for losses on commissions advanced” were calculated in relation to the estimated additional costs that the Group would incur if the volume of business brought in by private bankers during their initial period of operations were to be less than that corresponding to the advance commission they were paid for the same period. The Group continued its prudent policy, increasing the fund to cover the total commissions advanced to private bankers. The “Provisions for private bankers’ severance indemnities” were determined as a percentage reflecting the ratio of total severance indemnities paid to private bankers actually leaving the Group in recent years to the total accrued.

Sub-item 80 d) “Provisions for risks and charges other provisions” - changes during the period

	Legal disputes and claims from receivers	Consultants’ severance indemnities	Guarantees and commitments	Losses on commissions advanced	Meritocratic indemnity	Other	Total
							31.12.2002
Balance as at 31 December 2001	17,381	22,218	904	44,805	—	122	85,430
Decreases :
• utilisation	674	1,835	—	7,776	44	1,338	11,667
• others	1,250	—	—	—	—	279	1,529
Increases:
• provision	13,917	2,830	—	22,773	1,149	2,764	43,433
• others	10,588	3,424	2	13,500	—	10,511	38,024
Balance as at 31 December 2002	39,962	26,637	906	73,302	1,105	11,780	153,691

The amounts under increases mainly comprises the initial figures and subsequent provisions relating to Banca Sanpaolo Invest and its subsidiary Sanpaolo Invest Ireland.

	Legal disputes and claims from receivers	Consultants’ severance indemnities	Guarantees and commitments	Losses on commissions advanced	Other	Total
						31.12.2001
Balance as at 31 December 2000	15,743	19,809	904	7,205	—	43,661
Decreases:
• utilisation	736	902	—	1,505	910	4,053
• others	—	—	—	—	—	—
Increases:
• provision	2,374	3,311	—	39,105	1,032	45,822
• others	—	—	—	—	—	—
Balance as at 31 December 2001	17,381	22,218	904	44,805	122	85,430

B - SECTION 8

CAPITAL, EQUITY RESERVES, RESERVE FOR GENERAL BANKING RISKS AND SUBORDINATED LIABILITIES

Item 90 “Goodwill arising on consolidation”

Item 120 “Negative goodwill arising upon consolidation”

	31.12.2002 Goodwill on consolidation		31.12.2001 Goodwill on consolidation
	Positive (assets item 90)	Negative (liabilities item 120)	Positive (assets item 90)	Negative (liabilities item 120)
Banca Sanpaolo Invest	—	11,679	—	—
Fideuram Fiduciaria S.p.A.	—	649	—	649
Fideuram Fondi S.p.A.	—	418	—	418
Fideuram Gestioni
Patrimoniali Sim S.p.A.	—	275	—	275
Financière Fideuram S.A.	19,657	—	73,229	—
Total	19,657	13,021	73,229	1,342

Goodwill arising upon consolidation is attributable to goodwill paid. The goodwill arising upon consolidation is being amortised over ten years, a period that is regarded as appropriate considering the activities and growth plans of the company acquired. The goodwill arising on consolidation regarding Financière Fideuram was written down by a further 45.4 million euros at the end of 2002 to reflect the fall in value that had occurred.

The changes in goodwill arising upon consolidation are analysed below:

Positive goodwill as at 31.12.2001	new differences	2002 Changes amortisation	other	Positive goodwill as a 31.12.2002
73,229	—	(53,572)	—	19,657

The change, which was mainly due to a write-down of our French subsidiaries, is explained in detail in the consolidated financial statements and notes.

The changes in negative goodwill arising upon consolidation are analysed below:

Negative goodwill as at 31.12.2001	new differences	2002 Changes amortisation	other	Negative goodwill as at 31.12.2002
1,342	11,679		—	13,021

The change was a result of the acquisition of Banca Sanpaolo Invest.

Item 100 “Goodwill arising upon application of the equity method”

Item 130 “Negative goodwill arising upon application of the equity method”

	31.12.2002 Goodwill from equity method		31.12.2001 Goodwill from equity method
Company	Positive (assets item 100)	Negative (liabilities item 130)	Positive (assets item 100)	Negative (liabilities item 130)
Fideuram Vita S.p.A.	4,109	—	8,172	—
Total	4,109	—	8,172	—

The changes in goodwill arising upon application of the equity method are analysed below:

Positive goodwill as at 31.12.2001	new differences	2002 Changes amortisation	other	Positive goodwill as at 31.12.2002
8,172	—	(4,063)	—	4,109

These differences are attributable to goodwill. They relate to the subsidiary Fideuram Vita and are being amortised over ten years, a period that is regarded as appropriate considering the type of investment concerned.

Item 140 “Minority interests”

	31.12.2002	31.12.2001
Minority interests	2,287	3,647

This item represents the minority interest in the shareholders’ equity of companies consolidated on a line-by-line basis.

Item 150 “Capital”

980,290,564 ordinary shares with a par value of 0.26 euros each	254,876	236,406

Item 160 “Additional paid-in capital”

Additional paid-in capital	52,737	—

The reserve is a result of the acquisition of Banca Sanpaolo Invest.

Item 170 “Reserves”

Legal reserve	47,281	47,281
Other reserves:	541,352	524,102
Reserve to purchase own shares	67,650	—
Reserve for own shares	332,350	400,000
Others	141,352	124,102
Total	588,633	571,383

The legal reserve and own shares reserve relate to the parent company.

The item other reserves principally comprises the net income of investments carried at equity and of the subsidiaries consolidated on a line-by-line basis.

Item 180 “Revaluation reserve”

Surplus balance	12,254	12,254

This is the surplus balance of the monetary revaluation resulting from the application of Italian Law 342/2000 net of substitute tax paid.

Item 200 “Net income for the year”

Net income for the year	145,694	225,930

Statement of changes in consolidated shareholders’ equity	31.12.2002

	Capital	Additional paid-in capital	Legal reserve	Other reserves	Negative goodwill from consolidation	Negative goodwill from equity method	Net income for the period	Total consolidated shareholders’ equity
Balance as at 31 December 2001	236,406	—	47,281	536,356	1,342	—	225,930	1,047,315
Allocation of net income:
• reserves	—	—	—	16,801	—	—	(16,801)	—
• dividends	—	—	—	—	—	—	(209,129)	(209,129)
Capital increase	18,470	52,737	—	—	—	—	—	71,207
New negative goodwill	—	—	—	—	11,679	—	—	11,679
Other changes	—	—	—	449	—	—	—	449
Net income	—	—	—	—	—	—	145,694	145,694
Balance as at 31 December 2002	254,876	52,737	47,281	553,606	13,021	—	145,694	1,067,215

31.12.2001

	Capital	Additional paid-in capital	Legal reserve	Other reserves	Negative goodwill from consolidation	Negative goodwill from equity method	Net income for the period	Total consolidated shareholders’ equity
Balance as at 31 December 2000	236,406	110,732	46,959	329,268	1,342	—	223,739	948,446
Allocation of net income:
• reserves	—	(110,732)	322	206,853	—	—	(96,443)	—
• dividends	—	—	—	—	—	—	(127,296)	(127,296)
Other changes	—	—	—	235	—	—	—	235
Net income	—	—	—	—	—	—	225,930	225,930
Balance as at 31 December 2001	236,406	—	47,281	536,356	1,342	—	225,930	1,047,315

Item 110 “Subordinated liabilities”

The total for this item almost entirely regards the subordinated loan issued by Banca Fideuram.

B - SECTION 9

OTHER LIABILITIES

9.1 Item 50 “Other liabilities”

	31.12.2002	31.12.2001
Amounts being processed	102,394	118,676
Due to private banker: Index Bonus (*)	64,627	181,918
Due to private banker	122,675	93,783
Amounts relating to securities transactions	78,682	34,391
Due to suppliers	36,891	29,870
Payroll and contributions payable	19,144	42,122
Due to tax authorities	38,681	17,823
Due to social security institutions	8,735	8,445
Amounts to be collected by customers	1,519	3,724
Non-liquid balances from portfolio transactions	6,795	5,733
Effect of valuing off-balance-sheet transactions	29,608	4,032
Clearing accounts and other payables	73,164	139,857
Cash-changeover	—	511
Total	582,915	680,885

The item “Other liabilities” includes 65.5 million euros relating to Banca Sanpaolo Invest and its subsidiary Sanpaolo Invest Ireland.

(*) These are the residual amounts due for the bonus linked to the 1999-2001 three-year plan (see the note to item 60 of the statement of income on page 76 for more detailed information).

9.2 Item 60 “Accrued expenses and deferred income”

Accrued expenses	12,618	22,106
Interest on amounts due to banks	649	2,044
Interest on amounts due to customers	2,437	3,151
Differentials on off-balance-sheet transactions	224	498
Subordinated liabilities	1,882	2,055
Differentials Index Bonus	1,518	10,653
Other	5,908	3,705
Deferred income	85	55
Commissions	83	55
Other	2	—
Total	12,703	22,161

9.3 Adjustments to reflect accrued expenses and deferred income

Accrued expenses and deferred income are all recorded separately and, accordingly, no balance sheet accounts have been adjusted to reflect these amounts.

B - SECTION 10

GUARANTEES AND COMMITMENTS

Item 10 “Guarantees given”

	31.12.2002	31.12.2001
a) Commercial guarantees	20,580	28,892
• guarantees	20,580	28,892
• lines of credit	—	—
b) Financial guarantees	78,617	49,524
• guarantees	78,617	49,524
c) Assets lodged in guarantee	—	—
• securities	—	—
Total	99,197	78,416

10.2 Item 20 “Commitments”

a) Commitments to grant finance (certain to be called on)	946,603	1,432,980
• purchases of securities not yet settled	158,752	177,290
• deposits and loans to be made to banks	767,120	1,230,065
• deposits and loans to be made to customers	20,705	25,625
• financial commitments: payment of residual 7/10ths of capital increase	—	—
• mortgages to be paid out to customers	25	—
b) Commitments to grant finance (not certain to be called on)	8,920	4,879
• commitments to the Interbank Deposit Guarantee Fund	6,730	4,879
• undrawn irrevocable lines of credit granted	—	—
• overbonus derivative	2,189	—
Total	955,523	1,437,859

10.3 Assets lodged to guarantee Group liabilities

Securities lodged to guarantee:
• advances from the Bank of Italy	—	—
• borrowing repurchase agreements with banks	—	—
• borrowing repurchase agreements with customers	683,976	666,371
• banker’s drafts	29,896	39,839
• other guarantee deposits	—	—
Total	713,872	706,210

10.4 Unused lines of credit available

a) Central Banks	15,011	27,287
b) Other banks	—	—
Total	15,011	27,287

10.5 Forward transactions

	31.12.2001			31.12.2002
	hedging	dealing	other	hedging	dealing	other
1. Purchase/sale of
1.1 Securities
• purchases	—	158,752	20	—	177,290	—
• sales	—	832,303	(20)	—	782,200	—
1.2 Currency
• currency against currency	4,549	29,342	—	—	16,172	—
• purchases against euro	473,676	40,301	—	—	39,033	—
• sales against euro	477,897	256,450	—	—	2,509	—
2. Deposits and loans
• to be disbursed	—	—	787,850	—	—	1,255,690
• to be received	91,206	—	—	—	—	1,656
3. Derivative contracts
3.1 With exchange of capital
a) securities
• purchases	—	—	4,105	—	—	—
• sales	—	—	2,189	—	—	—
b) currency
• currency against currency	—	36,950	—	—	—	—
• purchases against euro	—	33,698	—	—	—	—
• sales against euro	—	207,756	—	—	66,192	—
c) other instruments
• purchases	—	—	—	—	—	—
• sales	—	—	—	—	—	—
3.2 Without exchange of capital
a) currency
• currency against currency	—	—	—	—	—	—
• purchases against euro	—	—	—	—	—	—
• sales against euro	—	—	—	—	—	—
b) other instruments
• purchases	—	51,365		116,112	61,600	—
• sales	—	1,518	34,452	—	—	—

The item “Derivative contracts without exchange of capital - other instruments - purchases” includes 51.4 million euros for trading transactions related to the Index Bonus incentive provided for in the 1999-2001 three-year plan, which has been deferred until the end of 2003. In line with the new accounting practice directives in force, the Bank has included the implicit derivative correlated with the amounts due to private bankers and employees for the Index Bonus in the item “other instruments - sales.

B - SECTION 11

CONCENTRATION AND DISTRIBUTION OF ASSETS AND LIABILITIES

11.2 Distribution of loans to customers by category of borrower

	31.12.2002	31.12.2001
a) Governments	—	—
b) Other public entities	—	—
c) Non-financial companies	104,335	90,462
d) Financial institutions	2,215	181
e) Family businesses	2,442	1,356
f) Other operators	469,367	392,758
Total	578,359	484,757

11.3 Distribution of loans to resident non-financial and family businesses

	31.12.2002	31.12.2001
Business sector:
a) 1a - other, sales services	55,344	45,875
b) 2a - construction and public works	16,762	15,006
c) 3a - commerce, salvage and repairs	15,058	11,034
d) 4a - fashion products	4,868	4,711
e) 5a - hotel services	2,623	3462
f) Other sectors	12,122	11,730

11.4 Distribution of guarantees given by main category of counter-debtor

a) Governments	—	—
b) Other public entities	—	—
c) Banks	984	678
d) Non-financial companies	29,428	27,622
e) Financial institutions	2,161	5,960
f) Family businesses	3,233	—
g) Other operators	63,391	44,156
Total	99,197	78,416

11.5 Geographical distribution of assets and liabilities

31.12.2002

	Italy	Other UE countries	Other countries	Total
1. Assets
1.1 Due from banks	1,514,044	1,246,512	501,110	3,261,666
1.2 Loans to customers	574,130	4,183	46	578,359
1.3 Securities	205,712	1,084,085	9,209	1,299,006
2. Liabilities
2.1 Due to banks	110,842	123,901	6,663	241,406
2.2 Due to customers	3,481,381	348,064	68,485	3,897,930
2.3 Securities issued	3,070	—	—	3,070
2.4 Other accounts	200,000	547	—	200,547
3. Guarantees and commitments	903,579	151,141	—	1,054,720

31.12.2001

	Italy	Other UE countries	Other countries	Total
1. Assets
1.1 Due from banks	1,608,631	1,359,864	420,633	3,389,128
1.2 Loans to customers	481,759	2,992	6	484,757
1.3 Securities	417,229	901,800	9,393	1,328,422
2. Liabilities
2.1 Due to banks	221,133	171,681	114,094	506,908
2.2 Due to customers	2,780,224	769,084	10,909	3,560,217
2.3 Securities issued	3,406	—	—	3,406
2.4 Other accounts	200,000	547	—	200,547
3. Guarantees and commitments	455,996	1,060,279	—	1,516,275

11.6 Maturities of assets and liabilities

Specified maturity	31.12.2002

Item / Residual maturity	On demand	Up to 3 months	Between 3 and 12 months	Between 1 and 5 years		Over 5 years		Unspecified maturity	Total
				Fixed rate	Floating rate	Fixed rate	Floating rate
1. Assets	2,439,873	2,851,104	193,598	91,663	1,137,141	3,408	80,068	25,394	6,822,249
1.1 Treasury Securities eligible for refinancing	22,715	71,897	4	—	7	—	—	—	94,623
1.2 Due from banks	1,164,974	2,019,352	34,781	—	20,000	—	—	22,559	3,261,666
1.3 Loans to customers	469,465	5,048	18,766	10,642	31,303	3,035	37,265	2,835	578,359
1.4 Bonds and other debt securities	5	31,894	37,122	62,313	1,043,676	101	24,812	—	1,199,923
1.5 Off-balance-sheet transactions	782,714	722,913	102,925	18,708	42,155	272	17,991	—	1,687,678
2. Liabilities	3,990,371	960,157	83,930	52,947	724,463	273	218,490	—	6,030,631
2.1 Due to banks	101,349	97,021	43,036	—	—	—	—	—	241,406
2.2 Due to customers	3,040,009	843,721	14,200	—	—	—	—	—	3,897,930
2.3 Securities issued
• bonds	—	—	—	—	—	—	—	—	—
• certificates of deposit	—	—	—	—	—	—	—	—	—
• Other securities	3,070	—	—	—	—	—	—	—	3,070
2.4 Subordinated liabilities	—	—	—	—	—	—	200,547	—	200,547
2.5 Off-balance-sheet transactions	845,943	19,415	26,694	52,947	724,463	273	17,943	—	1,687,678

Specified maturity	31.12.2002

Item / Residual maturity	On demand	Up to 3 months	Between 3 and 12 months	Between 1 and 5 years		Over 5 years		Unspecified maturity	Total
				Fixed rate	Floating rate	Fixed rate	Floating rate
1. Assets	2,004,883	3,953,296	613,514	247,854	482,775	324	37,450	73,316	7,413,413
1.1 Treasury Securities eligible for refinancing	—	104,836	224,993	—	—	52	—	—	329,881
1.2 Due from banks	1,218,279	2,053,835	45,662	—	—	—	—	71,352	3,389,128
1.3 Loans to customers	376,396	14,852	25,346	243	28,345	271	37,340	1,964	484,757
1.4 Bonds and other debt securities	3,296	204,240	205,661	220,684	358,831	1	110	—	992,823
1.5 Off-balance-sheet transactions	406,912	1,575,534	111,852	26,927	95,599	—	—	—	2,216,824
2. Liabilities	3,436,780	2,101,165	368,734	143,422	237,741	53	200,007	—	6,487,902
2.1 Due to banks	186,764	250,991	69,153	—	—	—	—	—	506,908
2.2 Due to customers	2,890,990	646,497	22,730	—	—	—	—	—	3,560,217
2.3 Securities issued
• bonds	—	—	—	—	—	—	—	—	—
• certificates of deposit	—	—	—	—	—	—	—	—	—
• Other securities	3,406	—	—	—	—	—	—	—	3,406
2.4 Subordinated liabilities	—	—	—	547	—	—	200,000	—	200,547
2.5 Off-balance-sheet transactions	355,620	1,203,677	276,851	142,875	237,741	53	7	—	2,216,824

11.7 Assets and liabilities denominated in foreign currencies

	31.12.2002	31.12.2001
a) Assets
1. Due from banks	551,237	645,211
2. Loans to customers	4,608	14,532
3. Trading securities	41,757	54,660
4. Equity investments	—	—
5. Other accounts	67,606	110,444
b) Liabilities
1. Due to banks	50,758	143,977
2. Due to customers	109,067	412,436
3. Securities issued	—	—
4. Other accounts	176,813	153,902

11.8 Securitisation

—	5,000

As at 31.12.2001 Banca Fideuram owned stock, classified in the dealing portfolio, that represented the government securitisation of future receivables deriving from the sale of public real estate, which was recorded in line with its market value.

B - SECTION 12

ADMINISTRATION AND TRADING ON BEHALF OF THIRD PARTIES

12.1 Trading in securities

a) Purchases	901,564	340,573
1. settled	897,543	336,650
2. not settled	4,021	3,923
b) Sales	2,431,527	1,223,195
1. settled	2,426,469	1,207,869
2. not settled	5,058	15,326

12.2 Asset management

Market value of assets under management	11,591,932	14,680,661

The amount mainly regards the assets under management of Fideuram Gestioni Patrimoniali Sim and Fideuram Bank (Lux).

12.3 Custody and administration of securities

a) Third-party securities held on deposit	63,918,689	63,065,292
1. Securities issued by Banca Fideuram	66,542	55,524
• in custody	66,542	55,524
• as guarantees	—	—
2. Other securities	63,852,147	63,009,768
• in custody	63,122,781	62,471,174
• as guarantees	729,366	538,594
b) Third-party securities deposited with third parties	59,035,812	59,080,686
c) Portfolio securities deposited with third parties	1,304,539	1,297,618

12.4 Collection of receivables on behalf of third parties: credit and debit adjustments

	31.12.2002	31.12.2001
a) Debit adjustments	319	936
1. current accounts	—	—
2. central portfolio	57	26
3. cash	28	134
4. other accounts	234	776
b) Credit adjustments	7,086	6,669
1. current accounts	152	168
2. transferors of notes and documents	6,934	6,501
3. other accounts	—	—

12.5 Other transactions

Unused traveller’s cheques	5,212	377

PART C

NOTES TO THE CONSOLIDATED STATEMENT OF INCOME

C - SECTION 1

INTEREST

1.1 Item 10 “Interest income and similar revenues”

	2002	2001
a) On amounts due from banks	95,938	126,746
including: deposits with Central Banks	2,168	1,621
b) On loans to customers	27,670	25,355
c) On debt securities	47,884	69,143
d) Other interest income	3,346	1,342
e) Net differential on hedging transactions	2,694	—
Total	177,532	222,586

1.2 Item 20 “Interest expense and similar charges”

a) On amounts due to banks	9,878	23,384
b) On amounts due to customers	95,209	123,495
c) On securities issued	—	—
including: certificates of deposit	—	—
d) On third-party funds administered	—	—
e) On subordinated loans	8,625	10,404
f) Net differential on hedging transactions	2,641	—
g) Other interest	474	206
Total	116,827	157,489

1.3 Breakdown of item 10 “Interest income and similar revenues”

a) On assets denominated in foreign currencies	8,930	26,145

1.4 Breakdown of item 20 “Interest expense and similar charges”

a) On liabilities denominated in foreign currencies	2,534	13,453

C - SECTION 2

COMMISSIONS

2.1 Item 40 “Commission income”

	2002	2001
a) Guarantees given	256	221
b) Derivatives on loans	2,255	3,693
c) Management, dealing and consultancy services	713,833	831,032
1. dealing in securities	22,231	32,455
2. dealing in currency	59	52
3. asset management
3.1 individual	317,352	271,094
3.2 collective	215,302	357,039
4. custody and administration of securities	9,956	13,522
5. depositary bank	54,154	63,778
6. placement of securities	1,269	1,413
7. acceptance of instructions	29,421	44,042
8. consultancy services	4,408	10,781
9. distribution of services:
9.1 asset management:	—	—
a) individual	8,198	—
b) collective	9,187	—
9.2 insurance products	41,676	36,856
9.3 other products	620	—
d) Payement and collection services	3,870	3,440
e) Securitisation	—	—
f) Tax collection services	—	—
g) Other services	24,279	32,797
Total	744,493	871,183

“Other services” includes securities loaned totalling approximately 12 million euros.  The commission income of Banca Sanpaolo Invest and Sanpaolo Invest Ireland totalled 24.5 million euros.

2.2 Detail of item 40 “Commission income” Distribution network

a) own branches	2,615	610
1. asset management	2,615	610
2. placement of securities	—	—
3. products of third parties	—	—
b) outside	572,984	665,792
1. asset management	530,039	627,523
2. placement of securities	1,269	1,413
3. products of third parties	41,676	36,856
Total	575,599	666,402

2.3 Item 50 “Commission expense”

a) Guarantees received	—	—
b) Derivatives on loans	300	548
c) Management and dealing services	281,034	358,824
1. dealing in securities	3,565	3,754
2. dealing in currency	35	54
3. asset management	—	—
3.1 own portfolio	—	—
3.2 third parties portfolio	—	—
4. custody and administration of securities	2,868	2,310
5. placement of securities	5,083	6,142
6. outside offering of securities, financial products and services	269,483	346,456
d) Payment and collection services	2,055	1,756
e) Other services	4,742	14,723
Total	288,131	375,851

The overall commission expense of Banca Sanpaolo Invest and Sanpaolo Invest Ireland totalled about 13 million euros.

C - SECTION 3

DEALING PROFITS AND LOSSES

3.1 Item 60 “Dealing profits (losses)”

	2002	2001
Securities transactions
A.1 Revaluations	24,250	762
A.2 Write-downs	(48,847)	(3,259)
B. Other profits (losses)	11,011	17,682
Total	(13,586)	15,185
1. Government securities	1,315	4,582
2. Other debt securities	9,530	9,212
3. Equities	(10,797)	1,391
4. Security derivatives	(13,634)	—

Currency transactions
A.1 Revaluations	66	—
A.2 Write-downs	—	—
B. Other profits (losses)	3,019	(5,189)
Total	3,085	(5,189)

Other transactions
A.1 Revaluations	397	—
A.2 Write-downs	—	—
B. Other profits (losses)	440	687
Total	837	687

The size of the 1999-2001 three-year bonus was linked to the Banca Fideuram share price in the last quarter of 2001. In order to prevent external factors exerting a downward pressure on the value of this bonus notwithstanding the good operating and financial results achieved through the success of the growth plan, the Bank offered its private bankers and employees the option of deferring the reference period for calculating the bonus by one year, so that it could be carried out on the basis of stock market prices for the last quarter of 2002 rather than 2001. This offer was accepted with a majority and subsequently extended from 2002 to 2003.

As previously stated in the 2001 financial statements, the three-year bonus was recorded in the accounts in full over the 1999-2001 three-year period.

Following the principle of the economic correlation of the index-linked part of the amounts due with the derivative instrument intended to hedge the economic effects of any changes in the stock market price of the Banca Fideuram share, the Bank has decided that the item dealing profits and losses should record both the negative market price valuation of the derivative instrument and the corresponding reduction in the total amounts due to private bankers and employees for the Index Bonus resulting from the fall in the market price of the share during 2002. This accounting has been reflected in the balance sheet where the derivative instrument is concerned in the item “Other liabilities - Effect of valuing off-balance-sheet transactions”. The transaction hedging the Index Bonus has been reclassified under trading transactions in table 10.5 “Forward transactions”.

C - SECTION 4

ADMINISTRATIVE COSTS

4.1 Average number of employees

a) Executives	59	59
b) Supervisors	798	725
c) Other employees	803	847
Total	1,660	1,631

The average number of employees was determined taking into account only those companies consolidated on a line-by-line basis excluding Banca Sanpaolo Invest.

Number of branches

Number of branches at the end of the period	91	86

The total as at 31.12.2002 comprised 87 branches of Banca Fideuram plus those of our foreign subsidiary banks in Zurich, Lugano, Luxembourg and Paris.

Item 80 “Administrative costs”

	2002	2001
a) Payroll costs:	131,219	119,581
• wages and salaries	90,333	83,463
• social security contributions	27,908	24,263
• severance indemnities	5,413	4,823
• pensions and other commitments	2,172	2,027
• others	5,393	5,005
b) Other administrative costs:	165,059	152,953
• rentals and shared building costs	23,049	19,593
• consultancy and professional fees	22,647	25,764
• indirect taxes	21,437	19,032
• data processing	14,943	12,378
• software maintenance charges	11,001	8,571
• management of private bankers network	9,973	10,424
• advertising	9,013	4,362
• postage, telephone, electricity, telex and data transmission	7,426	8,503
• database, information and search services	6,207	5,205
• equipment rentals	5,228	4,290
• maintenance of furniture, plant and equipment	4,610	3,515
• printing and stationary	3,816	3,645
• travel	3,765	3,058
• personnel expenses deductible for italian IRAP tax purposes	3,417	2,420
• security and transport of valuables	1,812	1,394
• emoluments of Directors and Statutory Auditors	1,791	1,720
• transport and fitting-out of offices	1,519	1,534
• cleaning	1,458	1,097
• lighting	1,402	1,487
• insurance	1,319	1,335
• interbank services	1,220	783
• auditing	1,084	842
• maintenance and repairs of immovable properties	696	642
• personnel expenses of foreign companies	120	49
• Euro / year 2000 consultancy	—	1,899
• others	6,106	9,411
Total	296,278	272,534

The item “Indirect taxes” principally comprised stamp duty and tax on stock market contracts that were almost entirely recharged to customers, as can be seen from item 70 “Other operating income”.

C - SECTION 5

ADJUSTMENTS, WRITE-BACKS AND PROVISIONS

Item 90 “Adjustments to intangible and tangible fixed assets”

a) Intangible fixed assets amortisation of:	21,602	18,574
• goodwill	600	583
• improvements to leasehold properties	4,016	3,165
• software	16,717	13,827
• others	269	999
b) Tangible fixed assets depreciation of depreciation of:	14,119	12,078
• immovable property	3,207	2,757
• furniture and furnishings	2,097	1,510
• others	8,815	7,811
c) Amortisation of purchased goodwill	57,635	23,976
Total	93,356	54,628

Item 100 “Provisions for risks and charges”

	2002	2001
• losses on commissions advanced	22,773	39,105
• legal disputes and claims from receivers	13,917	2,374
• private bankers’ severance indemnities	2,830	3,311
• meritocratic indemnity	1,149	—
• other charges	2,764	1,032
Total	43,433	45,822

This item records the allocations made to align the corresponding Provisions with the estimated potential risks of legal action against the Bank, of severance indemnity payments to those private bankers who have accrued entitlements upon the termination of their agency relationships and, lastly, of the loss of advance commission paid to private bankers.

5.1 Item 120 “Adjustments to loans and provisions for guarantees and commitments”

a) Adjustments to loans		3,303	3,817
including:	• general adjustments for country risk	2,374	110
	• adjustments to non-performing loans	929	751
	• other general adjustments	—	2,956
b) Provisions for guarantees and commitments		—	—
Total		3,303	3,817

Item 130 “Write-backs of loans and provisions for guarantees and commitments”

Write-backs due to:
• collection of loans previously written off	1,072	875
• collection of loans previously written down	—	115
• revaluation of loans previously written down	9	7
• collection of default interest previously written down	45	40
• guarantees and commitments	—	—
Total	1,126	1,037

Item 150 “Adjustments to financial fixed assets”

Losses on insignificant investments	289	1

Item 160 “Write-backs of financial fixed assets”

Gains on insignificant investments	15	162

C - SECTION 6

OTHER STATEMENT OF INCOME ITEMS

6.1 Item 70 “Other operating income”

Recovery of taxes	16,183	15,039
Recovery of expenses	5,255	5,400
Rental income	28	28
Other income	1,968	2,499
Total	23,434	22,966

6.2 Item 110 “Other operating expenses”

Other	576	208

Item 170 “Income from investments carried at equity”

	2002	2001
Fideuram Vita S.p.A.	46,494	5,628
Fideuram Assicurazioni S.p.A.	2,066	2,077
Sanpaolo IMI Institutional Asset Management S.p.A.	—	243
Total	48,560	7,948

6.3 Item 190 “Extraordinary income”

Sale of Mesaction.com	—	6,943
Out-of-period income and amounts not payable	3,198	5,774
Gains on the disposal of financial fixed assets	84	—
Reversal of tax provisions	60	—
Gains on the disposal of tangible assets	42	50
Sales of equity investments (*)	13,537	—
Other income	5,733	2,444
Total	22,654	15,211

(*) The sum is mainly due to the disposal of the holding in Euronext SA.

6.4 Item 200 “Extraordinary expenses”

	2002	2001
Out-of-period expenses and amounts not collectible	6,180	4,820

6.5 Item 240 “Income taxes”

Income tax costs were as follows:

Provision for taxation (net of tax credit)	14,167	23,542
Provision for deferred tax liabilities	3,474	6,318
Provision for income taxes	17,641	29,860
Reversal of deferred tax liabilities	(6,157)	(42,510)
Recognition of deferred tax assets	(47,719)	(35,825)
Reversal of deferred tax assets	48,810	59,556
Other movements	5,005	—
Income taxes for the period	17,580	11,081

Item 230 “Change in reserve for general banking risks”

The sum recorded in the statement of income relates to our new subsidiary Banca Sanpaolo Invest.

C - SECTION 7

OTHER INFORMATION ON THE CONSOLIDATED STATEMENT OF INCOME

7.1 Geographical distribution of revenues

This information is not provided since the revenues reported in items 10, 30, 40, 60 and 70 of the Statement of Income were earned on markets that do not differ significantly from one another where the organisation of the Bank is concerned.

Transactions with Group companies	2002

	SUBSIDIARIES (*)	COMPANIES SUBJECT TO CONSIDERABLE INFLUENCE	PARENT COMPANY	COMPANIES CONTROLLED BY THE PARENT COMPANY	TOTAL
Item 10: Interest income and similar revenues	—	—	8,395	44,820	53,215
Item 20: Interest expense and similar charges	8,003	7	146	1,477	9,633
Item 30: Dividends and other revenues	—	—	—	—	—
Item 40: Commission income	57,181	—	556	52,121	109,858
Item 50: Commission expense	—	—	123	2,794	2,917
Item 60: Dealing profits (losses)	687	—	—	—	687
Item 70: Other operating income	1,112	—	16	44	1,172
Item 80: Administrative costs	739	—	3,251	50	4,040
Item 110: Other operating expenses	—	—	—	1,847	1,847
Item 180: Extraordinary income	5	—	—	—	5
Item 200: Extraordinary expenses	—	—	—	—	—

2001

	SUBSIDIARIES (*)	COMPANIES SUBJECT TO CONSIDERABLE INFLUENCE	PARENT COMPANY	COMPANIES CONTROLLED BY THE PARENT COMPANY	TOTAL
Item 10: Interest income and similar revenues	13	—	3,915	50,593	54,521
Item 20: Interest expense and similar charges	8,976	1	701	753	10,431
Item 30: Dividends and other revenues	—	—	—	—	—
Item 40: Commission income	43,152	—	—	933	44,085
Item 50: Commission expense	206	—	—	2,190	2,396
Item 70: Other operating income	991	—	89	7	1,087
Item 80: Administrative costs	1,279	—	382	—	1,661
Item 180: Extraordinary income	20	—	—	—	20
Item 200: Extraordinary expenses	—	—	—	—	—

(*) Subsidiaries consolidated using the equity method.

PART D

OTHER INFORMATION

D - SECTION I

DIRECTORS AND STATUTORY AUDITORS

1.1 Remuneration

	2002	2001
a) Directors	1,459	1,567
b) Statutory Auditors	332	153

Remuneration payed to Directors, Statutory Auditors and General Managers

(pursuant to article 78 of CONSOB no.11971 of 14.5.1999)

			Remuneration (in thousands of euros)
Subject	Position			Benefits	Bonus and other		Other
Surname and name	Position held	Term of office	Remuneration	in kind	incentives		emoluments
Prati Mario *	Chairman BF	April 00/2003	232				4
	Chairman FB Lux	March 00/2003	50				—
	Chairman FC	March 01/2003	10				—
	Chairman FGP	April 00/2003	10				—
	Chairman FG	March 02/2005	50				—
	Deputy Chairman FV	April 01/2004	26				—
Cirri Fignagnani Franca *	Deputy Chairman BF	April 00/2003	77				3
Ruffolo Ugo *	Managing Director BF	April 00/2003	52		20		—
	General Manager BF		471	—	200	**	—
Cacopardi Italo	Director BF	April 00/2003	15				2
Forti Giorgio	Director BF	April 00/2003	26				2
	Chairman FF	April 00/2003	44				—
	Director FV	April 01/2004	10				—
Nattino Gianpietro	Director BF	April 00/2003	26				2
	Deputy Chairman FF	April 00/2003	25				—
Paolillo Mario	Chairman of Board of Statutory Auditors BF	April 02/2005	60				2
Codacci-Pisanelli Vito	Auditor BF	April 02/2005	40				2
	Chairman of Board of Statutory Auditors FV	April 01/2004	15				—
	Chairman of Board of Statutory Auditors FA	April 02/2005	6				—
Grimaldi Gian Paolo	Auditor BF	April 02/2005	40				3
	Chairman of Board of Statutory Auditors FGP	April 01/2004	8				—
	Chairman of Board of Statutory Auditors FC	April 01/2003	8				—
	Auditor FV	April 01/2004	10				—
	Auditor FA	April 02/2005	4				—

The list does not include Directors whose remuneration has been payed directly to their Company of origin.

** To the General Manager Ugo Ruffolo has been given the index bonus incentive provided for the 1999/2001 three-year plan for an amount of 792,514 euros.

To the General Manager Ugo Ruffolo has also been given no. 68,679 options of Banca Fideuram share, for the period between 1.6 / 23.12.2004 (price per share 5.30 euros) related to the 2003 year stock option plan.

Legend

* member of the Executive Committee

BF - Banca Fideuram

FA - Fideuram Assicurazioni

FB Lux - Fideuram Bank (Luxembourg)

FC - Fideuram Capital SIM

FF - Fideuram Fondi SGR

FG - Fideuram Gestions

FGP - Fideuram Gestioni Patrimoniali SIM

FV - Fideuram Vita

STATEMENT OF CONSOLIDATED CASH FLOWS

(figures in thousands of euros)

	2002	2001
Funds generated from operations
Net income	145,694	225,930
Minority interest in net income	(853)	190
Adjustments to tangible and intangible fixed assets	93,356	54,628
Net adjustments to loans	2,177	2,780
Adjustments to equity investments valued at cost	274	(161)
Extraordinary items, net	(16,474)	(10,391)
Change in reserve for general banking risks	(2,301)	—
Income from investments carried at equity	(48,560)	(7,948)
Change in provision for severance indemnities	4,367	2,574
Change in provision for pensions and indemnities	—	—
Change in provision for taxation	15,062	(63,327)
Change in other provisions for risks and charges	68,261	41,769
Change in accrued expense and deferred income	(9,458)	5,441
Change in accrued income and prepaid expenses	(30,032)	4,531
FUNDS GENERATED FROM OPERATIONS	221,513	256,016

Funds used in investment activities
Change in tangible and intangible fixed assets	(50,415)	(39,791)
Change in equity investments	(36,144)	15,366
Change in dealing securities	23,675	(456,456)
Change in investment securities	5,741	10,929
Change in own shares	(67,650)	—
Change in bank deposits	561,649	(175,742)
Change in loans	(34,535)	12,923
Change in reverse repurchase agreements	(367,999)	(201,661)
Change in other investment activities	(114,652)	(73,055)
FUNDS USED IN INVESTMENT ACTIVITIES	(80,330)	(907,487)

Funds generated from financing activities
Change in reverse repurchase agreements	119,462	31,707
Change in securities issued	(336)	86
Change in other borrowings	(47,251)	846,385
Dividends paid	(209,128)	(127,296)
Change in other liabilities	(97,970)	(76,030)
Subordinated liabilities	—	547
Change in minority interests	(507)	(6,342)
Change in shareholders’ equity accounts	83,334	235
FUNDS GENERATED FROM FINANCING ACTIVITIES	(152,396)	669,292

Increase (decrease) in cash and liquid assets	(11,213)	17,821
Cash and liquid assets - Opening balance	29,259	11,438
CASH AND LIQUID ASSETS CLOSING BALANCE	18,046	29,259

INDEPENDENT AUDITORS’ REPORT

2002

INDEPENDENT AUDITORS’ REPORT IN ACCORDANCE WITH ARTICLE 156 OF ITALIAN LEGISLATIVE DECREE NO. 58 OF 24 FEBRUARY 1998

To the Shareholders of
Banca Fideuram SpA

1                                          We have audited the consolidated financial statements of the Banca Fideuram Group for the year ended 31 December 2002. The preparation of the consolidated financial statements is the responsibility of the directors of Banca Fideuram SpA. It is our responsibility to express a professional opinion on the financial statements based on our audit.

2                                          We conducted our audit in accordance with the auditing principles and criteria recommended by the Italian National Commission for Listed Companies and the Stock Exchange (CONSOB). In accordance with said principles and criteria, the audit was planned and conducted in such a way as to acquire every element necessary to ascertain that the consolidated financial statements are free of any material misstatements and as a whole reliable. The audit included tests on a sample basis on the probative elements supporting the balances and information contained in the financial statements, together with an assessment of the appropriateness and correctness of the accounting principles used, and of the extent to which the directors’ estimates are well-founded. We consider the audit to provide a reasonable basis for the expression of our professional opinion.

You are referred to our report issued on 27 March 2002 for the opinion on the prior year financial statements, which are presented for comparative purposes as required by law.

3                                          It is our opinion that the consolidated financial statements of the Banca Fideuram Group as at 31 December 2002 have been properly prepared and give a clear, true and fair view of the Group’s financial position and of the results of its operations in compliance with Italian law governing consolidated financial statements.

Milan, 27 March 2003

PricewaterhouseCoopers SpA

Fabrizio Piva

(Auditor)

This report has been translated from the original, which was issued in accordance with Italian practice.

Sede legale: Milano 20124 Via Vittor Pisani 20 Tel. 0267831 Fax 0266981433 Cap. Soc. 3.754.400,00 Euro i.v., C.F. e P. IVA e Reg. Imp. Milano 12979880155 Iscritta all’Albo Consob – Altri uffici: Ancona 60123 Via Corridoni 2 Tel. 07136881 – Bari 70125 Viale della Repubblica 110 Tel. 0805429863 – Bologna 40122 Via delle Lame 111 Tel. 051526611 – Brescia 25124 Via Cefalonia 70 Tel. 0302219811 – Firenze 50129 Viale Milton 65 Tel. 0554627100 – Genova 16121 Piazza Dante 7 Tel. 01029041 – Milano 20122 Corso Europa 2 Tel. 0277851 – Napoli 80121 Piazza dei Martiri 30 Tel. 0817644441 – Padova 35137 Largo Europa 16 Tel. 0498762677 – Palermo 90141 Via Marchese Ugo 60 Tel. 091349737 – Parma 43100 V.le Tanara 20/A Tel. 0521242848 – Roma 00154 Largo Fochetti 29 Tel. 06570251 –  Torino 10129 Corso Montevecchio 37 Tel. 011556771 – Trento 38100 Via Manzoni 16 Tel. 0461237004 – Treviso 31100 Piazza Crispi 8 Tel. 0422542726 – Trieste 34125 Via Cesare Battisti 18 Tel. 0403480781 – Udine 33100 Via Marinoni 12 Tel. 043225789 – Verona 37122 Corso Porta Nuova 125 Tel. 0458002561

English language version by

Michael Benis BA MITI

Edited by

Mercurio S.r.l. - Milan

Graphic design

Francesca Rossi/Bryan Geraghty

Grafica Comunicazione Immagine - Rome

Banca Fideuram SpA
Registered Office in Milan:
Corso di Porta Romana, 16 - 20122 Milan
Tel. 02 85181 - Fax 02 85185235

Permanent Secondary Office in Rome
Piazzale Giulio Douhet, 31 - 00143 Rome
Tel. 06 59021 - Fax 06 59022634

www.fideuram.it